UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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C&F FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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C&F Financial Corporation
802 Main Street
P.O. Box 391
West Point, Virginia 23181

Dear Fellow Shareholders:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank.  The meeting will be held on Tuesday, April 17, 2018, at 3:30 p.m. at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting.  Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date, and return the enclosed proxy card as soon as possible.  Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded.  If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares).

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

Larry G. Dillon
Chairman & Chief Executive Officer

West Point, Virginia

March 15, 2018

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

________________________________________________________________

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

_________________________________________________________________

TO BE HELD APRIL 17, 2018

The 2018 Annual Meeting of Shareholders of C&F Financial Corporation (the “Corporation”) will be held at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, on Tuesday, April 17, 2018, at 3:30 p.m. for the following purposes:

1.	To elect three Class I directors to the Board of Directors of the Corporation to serve until the 2021 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.

2.	To approve, in an advisory, non-binding vote, the compensation of the Corporation’s named executive officers disclosed in the Proxy Statement.

3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2018.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 2, 2018, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Thomas F. Cherry
Secretary

March 15, 2018

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting.  If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares).

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C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

PROXY STATEMENT

2018 ANNUAL MEETING OF SHAREHOLDERS

April 17, 2018

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of C&F Financial Corporation (the “Corporation”) to be held Tuesday, April 17, 2018, at 3:30 p.m. at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  The approximate mailing date of this Proxy Statement and accompanying proxy is March 15, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 17, 2018

The Notice of 2018 Annual Meeting of Shareholders, this Proxy Statement, form of proxy and the 2017 Annual Report to Shareholders are available on the internet at the following website: http://www.astproxyportal.com/ast/08723/.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person.  Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person.  A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date.  Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting.  If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications.  If a shareholder returns a signed proxy card but fails to specify how to vote his or her shares with respect to Proposals One, Two or Three, set forth in the accompanying Notice and further described herein, the proxy will be voted FOR the director nominees named in Proposal One, FOR Proposal Two to provide advisory, non-binding approval of the compensation of the Corporation’s named executive officers, and FOR Proposal Three to ratify the appointment of Yount, Hyde & Barbour, P.C. (“YHB”) as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2018.

If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting as proof of your authority to vote the shares.  If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (757) 741-2200.

Voting Rights of Shareholders

Only those common shareholders of record at the close of business on March 2, 2018, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof.  The number of shares of Corporation common stock outstanding and entitled to vote at the Annual Meeting is 3,502,317.  The Corporation has no other class of voting stock outstanding.  A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Corporation common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting.  Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld.  If a quorum is present, the three nominees receiving the greatest number of affirmative votes cast at the Annual Meeting, even if less than a majority, will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

For all other proposals, votes may be cast in favor or against, or shareholders may abstain from voting. Approval of these other proposals (including the non-binding advisory vote to approve executive compensation and the ratification of the Corporation’s independent registered public accountant) requires an affirmative vote of a majority of the votes cast on the matter.  Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they generally do not count as votes cast and, therefore, will have no effect for purposes of determining whether such a matter has been approved.

Routine and Non-Routine Proposals

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the owner.  If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares.  The ratification of YHB as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2018 is considered a routine matter, while the election of directors and the non-binding advisory vote to approve executive compensation are considered to be non-routine matters.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation.  Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation.  We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection.  In addition, we may engage a proxy solicitor to assist in the solicitation of proxies to which we would pay customary fees and expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of March 2, 2018, the beneficial ownership of the Corporation’s common stock held by (a) each director and director nominee, (b) each named executive officer, and (c) all currently-serving directors and executive officers of the Corporation as a group.

	Amount and Nature of
Name	Beneficial Ownership(1)		Percent of Class
Julie R. Agnew	1,192	(2)	*
J. P. Causey Jr.	41,691	(2)	1.2%
Barry R. Chernack	12,576	(2)	*
Thomas F. Cherry	33,856	(3)	1.0%
S. Dustin Crone	12,016	(3)	*
Larry G. Dillon	43,853	(3)	1.3%
Audrey D. Holmes	10,268	(2)	*
James H. Hudson III	11,807	(2)	*
Elizabeth R. Kelley	1,192	(2)	*
Jason E. Long	3,475	(3)	*
Bryan E. McKernon	13,355	(3)	*
James T. Napier	2,655	(2)	*
C. Elis Olsson	10,615	(2)	*
Paul C. Robinson	12,736	(2)	*
All Directors and Executive Officers as a group (15 persons)	215,839		6.2%

*     Represents less than 1% of the total outstanding shares of the Corporation’s common stock.

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (“Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”).  Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown, and none of such shares are pledged.

(2)

Includes 1,385 shares each of stock restricted as to sale or other transfer for Messrs. Causey, Chernack, Hudson, Napier, Olsson and Robinson and Ms. Holmes.  Also, includes 1,060 shares of stock restricted as to sale or other transfer for Dr. Agnew and Ms. Kelley.  A description of the plans under which these restricted shares of stock were issued is set forth below in “Director Compensation.”  Also includes 1,860 shares held by Mr. Olsson’s child, with respect to which shares Mr. Olsson has authority to make investment decisions, 1,860 shares held by Mr. Olsson’s child, with respect to which shares Mr. Olsson shares voting and investment power, and 500 shares held in a family trust, of which Mr. Olsson is co-trustee, with respect to which shares Mr. Olsson shares voting and investment power.  Also includes 1,200 shares held by the Mary Hedrick Causey Family Trust, with respect to which shares Mr. Causey has voting and investment power in his capacity as trustee for the trust.  Excludes 375 and 744 shares held solely by Mr. Hudson’s and Mr. Olsson’s spouses, respectively, as to which Mr. Hudson and Mr. Olsson disclaim beneficial ownership; and excludes 3,488 shares held solely by Ms. Holmes’ mother as to which Ms. Holmes disclaims beneficial ownership.

(3)

Includes 17,640, 17,640,  7,720, 3,475,  and 4,250 shares of stock restricted as to sale or other transfer for Messrs. Cherry, Dillon, Crone, Long, and McKernon, respectively.  A description of the plans under which these restricted shares of stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

As of March 2, 2018, there are no shareholders known to the Corporation to be the beneficial owners of more than 5% of the Corporation’s stock, par value $1.00 per share, which is the Corporation’s only voting security outstanding.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Corporation’s Board is divided into three classes (I, II and III) of directors.  The term of office for Class I directors will expire at the Annual Meeting.  Three persons named below, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class I directors.  If elected, the Class I nominees will serve until the 2021 Annual Meeting of Shareholders.

Pursuant to the Corporation’s bylaws, as amended in February 2016, no person age 75 or older is eligible to serve on the Board of Directors after the Annual Meeting following his or her 75th birthday.  This provision shall not apply to any person serving as a director of the Bank on December 31, 1984.

The two persons named in the proxy card will vote for the election of the nominees named below unless authority is withheld.  The Corporation’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Nominating Committee.

Certain information concerning the nominees for election at the Annual Meeting as Class I directors is set forth below, as well as certain information about the Class II and III directors who will continue in office until the 2019 and 2020 Annual Meetings of Shareholders, respectively, including the qualifications, skills and experience that the Board believes make the director or director nominee a good fit for service on the Board.

Class I Directors (Nominees) (To Serve Until the 2021 Annual Meeting)	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Larry G. Dillon Director since 1989(1) Age 65

Mr. Dillon is the Chairman and Chief Executive Officer of the Corporation and the Bank. Mr. Dillon has worked for the Corporation and the Bank for over 40 years.  He has been Chief Executive Officer since 1989 and Chairman since 1998.  He served as President from 1989 until Mr. Cherry’s appointment in December 2014.  Prior to becoming President and Chief Executive Officer, Mr. Dillon served in several capacities including Chief Operating Officer and Commercial Lending Officer.  Mr. Dillon is well versed in all business and operational aspects of the Corporation and the Bank and has the strong leadership qualities that are necessary to lead the Board and Corporation as a whole.  In addition to his duties at the Corporation and the Bank, Mr. Dillon has served as president of the Virginia Bankers Association and has served on several committees within that organization.  Mr. Dillon has served as a leader in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Dillon worked for the State Corporation Commission Bureau of Financial Institutions.  All of these experiences provide Mr. Dillon with valuable insights for leading a community bank and serving on the Corporation’s Board.

James H. Hudson III Director since 1997 Age 69

Mr. Hudson is an attorney-at-law for Hudson Law, PLC.  Mr. Hudson has practiced law for over 40 years in the primary footprint of the Bank and is the current mayor of one of the communities served by the Bank.  Mr. Hudson’s work centers on real estate, both residential and commercial, and includes, among other things, loan workouts, collateralizations and foreclosures.  Mr. Hudson’s experience and insights in these areas allow the Board to have more robust discussions and establish appropriate direction for the Corporation.  Mr. Hudson is a member of the Compensation and Nominating Committees.

C. Elis Olsson Director since 2007 Age 53

Mr. Olsson is vice president and director of operations for Martinair, Inc. (“Martinair”), an aircraft charter and management company.  Mr. Olsson has been with Martinair since May 2000.  Mr. Olsson, as a vice president of Martinair, in addition to his operational duties, has responsibility for the review of financial information of Martinair.  Prior to Martinair, Mr. Olsson worked for a Fortune 500 company where he held numerous roles including regional sales manager and vice president of operations.  He also served on the board of directors for the Fortune 500 company.  Mr. Olsson is actively involved in various community organizations in the markets the Bank serves.  Mr. Olsson’s background brings valuable operational and financial expertise to the Board.  Mr. Olsson is a member of the Audit and Nominating Committees.

Class II Directors
(Serving Until the 2019 Annual Meeting)	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Audrey D. Holmes Director since 2007 Age 60

Ms. Holmes owns and operates her own legal practice, Audrey D. Holmes, Attorney-at-Law.  Ms. Holmes conducts business in most of the communities served by the Bank.  Ms. Holmes’ business experience as a sole practitioner is enhanced by her membership in a number of professional, civic and religious organizations.  As a small business owner, Ms. Holmes understands many of the challenges faced by the Bank’s customers.  Ms. Holmes is a member of the Nominating Committee.

Elizabeth R. Kelley Director since 2017 Age 57

Ms. Kelley served as the president and chief operating officer of The Martin Agency, an international full-service advertising agency headquartered in Richmond, Virginia, until March 2018. She began her advertising career in 1983 at The Martin Agency, and during her tenure, she worked in a variety of roles from account management to working in the creative department, as well as leading the human resources group. She became a partner in 2005, assumed the role of chief operating officer in 2011, and was named president of the agency in 2016. Ms. Kelley currently serves as a member of the American Association of Advertising Agencies’ finance committee and is the chair of the advisory board for Virginia Commonwealth University’s Robertson School of Media & Culture. In addition, she serves on the boards of The Greater West Point Family YMCA and the Virginia Film Festival.  She has served as a member of the Board of Directors of the Bank (the “Bank Board”) since June 2016.  Ms. Kelley’s diverse experience with a company that specializes in, among other things, advertising, strategic planning, and building the relationship between brand and consumers, brings valuable expertise to the Board. Ms. Kelley is a member of the Compensation and Nominating Committees.

James T. Napier Director since 2016 Age 65

Mr. Napier is the president of Napier Realtors ERA headquartered in Chesterfield County, Virginia, with branch offices serving Powhatan County, Henrico County, the City of Richmond and the tri-cities area.  Mr. Napier has been president of the firm since 1991 and involved in the real estate business since 1976. Mr. Napier served on the board of directors of Central Virginia Bankshares, Inc. from 1997 until its acquisition by the Corporation in 2013.  Since that time, Mr. Napier has served as a member of the Bank Board.  Mr. Napier’s experience in real estate, his experience as the president of a real estate company and his years of experience on the board of a community bank provide him the leadership skills and attributes desired to serve as a director.  Mr. Napier is a member of the Audit and Nominating Committees.

Paul C. Robinson Director since 2000 Age 60

Mr. Robinson is the president of Francisco, Robinson and Associates, Inc., a real estate brokerage firm.  Mr. Robinson has gained practical business experience through over 39 years in the real estate business, including over 24 years as a firm owner/principal broker.  In addition, Mr. Robinson has served as an elected member of the Board of Supervisors for New Kent County, and has represented New Kent County, Virginia, on multi-jurisdictional boards in the greater Richmond region.  Through his experiences, Mr. Robinson has developed relevant financial, accounting and compliance knowledge.  In addition, Mr. Robinson’s past experience as an elected public official provides insight into the workings of local government, issues facing constituents, many of which reside in the Bank’s banking footprint, and how to effectively manage input from numerous stakeholders to make the most appropriate decisions.  Mr. Robinson is a member of the Nominating Committee.

Class III Directors (Serving Until the 2020 Annual Meeting)	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Dr. Julie R. Agnew Director since 2017 Age 49

Dr. Agnew is a Professor of Finance and Economics at the College of William & Mary’s Raymond A. Mason School of Business.  From 2014 until 2016, she was the Director of the Boehly Center for Excellence in Finance at the Mason School of Business. She is a TIAA Institute Fellow, a member of the Wharton School’s Pension Research Council Advisory Board and a Research Associate for the Center for Retirement Research at Boston College. Prior to pursuing her doctorate, Dr. Agnew worked as an analyst in investment banking for Salomon Brothers in New York City and as an equity research associate for Vector Securities International in Chicago.  Dr. Agnew has served as a member of the Bank Board since June 2016.  Dr. Agnew’s experience enables her to provide significant insights regarding the finances and economic risks of the Corporation.  Dr. Agnew is a member of the Audit and Nominating Committees.

J. P. Causey Jr. Director since 1984(1) (2) Age 74

In addition to being a self-employed attorney-at-law, Mr. Causey is Plan Administrator for Canal Corporation, formerly Chesapeake Corporation.  Mr. Causey previously served as executive vice president, secretary and general counsel for Canal Corporation, formerly a SEC registrant, from 2001 to 2011.  Mr. Causey had 27 years of experience with Canal Corporation.  During his time with Canal Corporation, Mr. Causey actively participated in the development of corporate strategy and in evaluating risk.  Mr. Causey also had direct supervisory responsibility for the corporate legal, communications, human resources, business ethics, environmental compliance and internal audit functions.  Mr. Causey played an active part in the drafting and/or review of periodic SEC filings and other corporate communications.  Mr. Causey’s background enables him to provide significant contributions with respect to the Corporation’s overall management, as well as with respect to its compliance obligations.  Mr. Causey is the Chairman of the Compensation Committee and is a member of the Audit and Nominating Committees.

Barry R. Chernack Director since 2002 Age 70

Prior to his retirement in December 1999, Mr. Chernack was the managing partner of PricewaterhouseCoopers LLP (“PwC”)’s southern Virginia practice.  Mr. Chernack specialized in audits of both public and non-public companies, including those operating in the financial services industry, such as banks and broker dealers.  Mr. Chernack has significant experience with the preparation of SEC filings, including periodic and annual reports and registration statements covering debt and equity offerings.  Mr. Chernack’s background enables him to provide significant contributions to Board deliberations regarding the financial health of the Corporation and its compliance requirements as an SEC registrant.  Mr. Chernack qualifies as an “audit committee financial expert” under SEC guidelines.  Mr. Chernack is the Audit Committee Chairman and is a member of the Compensation and Nominating Committees.

Thomas F. Cherry Director since 2015 Age 49

Mr. Cherry is the President and Secretary of the Corporation and the Bank. Mr. Cherry has worked for the Corporation and the Bank for over 21 years.  He was named President in December 2014, was appointed to the Boards of Directors of the Corporation and the Bank in January 2015 and has been Secretary since 2002.  Mr. Cherry also served as Chief Financial Officer from 2004 until 2016.  Mr. Cherry is well versed in all business and operational aspects of the Corporation and the Bank and has strong leadership qualities.  In addition to his duties at the Corporation and the Bank, Mr. Cherry has served on several committees of the Virginia Bankers Association.  Mr. Cherry has served in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Cherry worked for Price Waterhouse LLP (prior to its merger with Coopers & Lybrand to create PwC).  All of these experiences provide Mr. Cherry with valuable insights for leading a community bank and serving on the Corporation’s Board.

(1)	If prior to 1994, refers to the year the director joined the Bank Board, prior to the Corporation’s becoming the holding company for the Bank.

(2)

Mr. Causey was an executive officer of Canal Corporation (formerly Chesapeake Corporation).  On December 29, 2008, Chesapeake Corporation agreed to sell all of its operating businesses as going concerns and, to facilitate this sale, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division.

The Bank Board consists of the eleven current members of the Corporation’s Board listed above and Bryan E. McKernon.

The Board of Directors is not aware of any family relationship among any director, director nominee or executive officer;  nor is the Board of Directors aware of any involvement of any director, director nominee or executive officer, currently or in the past ten years, in any legal proceedings that would be material to an evaluation of the ability or integrity of any director, director nominee or executive officer.  Except for Mr. Napier, as described above, none of the directors or director nominees serves, nor in the past five years has any director or director nominee served, as a director of any other public company with a class of securities registered pursuant to Section 12 of the Exchange Act.  Unless authority for the above nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE THREE NOMINEES NOMINATED TO SERVE AS CLASS I  DIRECTORS.

Board Leadership Structure and Risk Oversight

The Corporation has been operating for over 90 years using the traditional U.S. board leadership structure, under which our Chief Executive Officer (“CEO”) also serves as Chairman of the Board of Directors.  Over this period, there have been three persons who have served as CEO.  Each CEO has also held the position of Chairman of the Board throughout his tenure as CEO. We believe that the Corporation, like many U.S. companies, has been well-served by this leadership structure.  Having one person serve as both CEO and Chairman of the Board demonstrates for our employees, suppliers, customers and shareholders that the Corporation is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Corporation and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Corporation. We believe our current leadership structure, under which our CEO serves as Chairman of the Board and our Board committees are chaired and comprised of independent directors, remains the optimal Board leadership structure for our Corporation and our shareholders at this time.

While the Board has not formally designated a lead independent director, Mr. Hudson presides over executive sessions of the Board, which are attended solely by independent directors.  Mr. Hudson also refers to the appropriate Board committee any issue brought to his attention by shareholders, directors and others.  Mr. Hudson is the primary communicator between the directors and the CEO, who is directly responsible to the Board in its entirety, although individual Board members may communicate directly with the CEO and vice versa and may freely discuss their views with other Board members at any time.

The Corporation believes that its leadership structure allows the directors to provide effective oversight of its risk management function.  The Audit Committee oversees the accounting and financial reporting processes of the Corporation, as well as legal and compliance matters and risk management.  As described in the Audit Committee Charter, the Board has delegated to the Audit Committee the responsibility of overseeing the internal controls of the Corporation along with its adherence to compliance and regulatory requirements. On at least a quarterly basis, the Corporation’s Director of Internal Audit provides a comprehensive report to the Audit Committee regarding the Corporation’s key risks, including operational, financial, credit quality and other risks. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing this function for the Corporation. For example, on a routine basis, the Board receives a report from the Audit Committee Chairman and discusses risks that the Corporation is facing. The full Board also engages in periodic discussions with the CEO, President, Chief Financial Officer (“CFO”) and other corporate officers as the Board may deem appropriate. In addition to the roles performed by the Audit Committee, the Compensation Committee considers the risks that may arise through our compensation programs.  The Compensation Committee Chairman also reports to the Board on a routine basis.  The Corporation believes that its leadership structure promotes effective Board oversight of risk management because, while there is a single leader ultimately accountable for the management of the Corporation’s enterprise risks, a Board committee comprised solely of independent directors actively monitors the Corporation’s risk management, and the committee chairmen, each of whom is an independent director, are provided with the information necessary to evaluate the specific risks relevant to each committee’s areas of accountability.

As described below, on an annual basis, the Nominating Committee evaluates our Board leadership structure to ensure that it remains the optimal structure for our Corporation and our shareholders.

Director Independence

The Board has determined that all non-employee directors, who comprise a majority of the Corporation’s Board, satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards.  The Board has affirmatively determined that directors Agnew, Causey, Chernack, Holmes, Hudson, Kelley, Napier, Olsson, and Robinson are independent within the meaning of the NASDAQ listing standards.  The Board also previously determined that Joshua H. Lawson, who served as a director until the 2017 Annual Meeting of Shareholders, was independent within the meaning of the NASDAQ listing standards.  In conjunction with this determination, the Board considered the Corporation’s relationships with Messrs. Hudson and Lawson.  The firm of Hudson Law, PLC, of which Mr. Hudson is a member, was retained to perform legal services for the Corporation during fiscal years 2015, 2016 and 2017, for fees of less than $70,000 in each of those years, and continues to provide such services in 2018.  The Board determined that the relationship did not interfere with Mr. Hudson’s ability to exercise independent judgment as a director of the Corporation.  Thrift Insurance Corporation, of which Mr. Lawson is president, was the Corporation’s insurance agent during fiscal years 2015, 2016 and 2017, and the Board reached a similar conclusion in 2017 with respect to Mr. Lawson’s independence.  During 2017, the Board of Directors held two regularly-scheduled executive session meetings attended solely by its independent directors and over which Mr. Hudson presided.

Board Evaluation Process

The Board believes in a robust self-evaluation process.  Each year, all members of the Board complete a detailed questionnaire regarding the Board’s performance and Board governance and processes.  In connection with the evaluation process the qualifications and performance of all Board members are reviewed prior to their re-nomination to the Board.  Annually, the Audit Committee conducts a self-evaluation of its performance and procedures, including the adequacy of the charter, and reports the results to the Board.

Board Committees and Attendance

During 2017, there were 12 meetings of the Board of Directors of the Corporation.  Each director attended at least 75% of all meetings of the Board and Board committees on which he or she served.

The Corporation has not adopted a formal policy on Board members’ attendance at its annual meeting of shareholders, although all Board members are encouraged to attend and historically most have done so.  All Board members attended the Corporation’s 2017 Annual Meeting of Shareholders.

The Board has three standing committees which are the Audit, Compensation and Nominating Committees.  Each of these committees is comprised solely of independent directors, with the Audit and Compensation committees each having a separate Chair. The Nominating Committee does not currently have a Chairman.  The duties of the committees are set forth in their respective committee charters.  The chairs of the Audit and Compensation Committees are responsible for directing the work of the committee in fulfilling its responsibilities.  In addition to these standing committees, all of the directors participate in the Corporation’s annual strategic planning process.

Audit Committee

Current members of the Corporation’s Audit Committee are Dr. Agnew and Messrs. Causey, Chernack, Napier, and Olsson, each of whom is “independent” for this purpose according to NASDAQ listing standards and the regulations of the SEC.  The Audit Committee engages the Corporation’s independent registered public accountant, approves the scope of the independent registered public accountant’s audit, reviews the reports of examination by the regulatory agencies, the independent registered public accountant and the internal auditor, and regularly provides updates to the Board of Directors as to the Audit Committee’s activities.  The Board has adopted a charter for the Audit Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview.”  The Audit Committee met 14 times during 2017.  See “Report of the Audit Committee” on pages 41 and 42.

Compensation Committee

Current members of the Corporation’s Compensation Committee are Ms. Kelley and Messrs. Causey, Chernack and Hudson. Each member is “independent” for this purpose according to NASDAQ listing standards. The Corporation’s Board has made an affirmative determination that no member of the Compensation Committee has a relationship with the Corporation that would impair his independence. In conjunction with this determination, the Board considered the Corporation’s business relationship with Mr. Hudson and all factors relevant (including the amount of fees paid) to whether he has a relationship with the Corporation that would impair his ability to make independent judgments about the Corporation’s executive compensation. The Compensation Committee recommends the level of compensation to be paid to the executive officers of the Corporation and certain key officers of the Bank and its subsidiaries, administers all incentive and equity compensation plans for the benefit of such officers, directors and employees eligible to participate in such plans, and regularly provides updates to the Board of Directors as to the Compensation Committee’s activities.  The Board has adopted a charter for the Compensation Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview.”  The Compensation Committee met five times during 2017.  See “Compensation Committee Report” on page 33.

Nominating Committee

Current members of the Corporation’s Nominating Committee are Dr. Agnew, Mses. Holmes and Kelley and Messrs. Causey, Chernack, Hudson, Napier, Olsson and Robinson, each of whom is “independent” for this purpose according to NASDAQ listing standards.  The members of the Nominating Committee during 2017 were Ms. Holmes and Messrs. Causey, Chernack, Hudson, Lawson, Napier, Olsson and Robinson, each of whom was “independent” during 2017 for this purpose according to the NASDAQ listing standards.  The Nominating Committee’s primary responsibility is to identify individuals who have the desired experience, qualifications, attributes and/or skills to serve on the Board of Directors and to recommend to the Board of Directors for selection, candidates for all directorships to be filled by the Board of Directors or by the Corporation’s shareholders.  The Board has adopted a charter for the Nominating Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview.”  The Nominating Committee met two times during 2017.  Currently there is no Chairman of the Nominating Committee.  Mr. Hudson presided over all Nominating Committee meetings during 2017 and directed the work of the committee in fulfilling its responsibilities in 2017.

While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing.  Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director.  All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary, P.O. Box 391, West Point, Virginia 23181, and must be received no later than January 1, 2019 in order to be considered by the Nominating Committee for the annual election of directors in 2019.  Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on Corporation matters.  The Nominating Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Corporation and its shareholders.  All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness.  Consideration will also be given to financial management, reporting and control expertise or other experiences that would qualify the candidate as a “financial expert” under established standards.  The Nominating Committee also considers diversity in its evaluation of candidates for Board membership.  Pursuant to its charter, in identifying candidates for Board membership, the Nominating Committee seeks to ensure that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience and backgrounds.  Consideration is given to assuring that the Board, as a whole, adequately reflects the diversity of our constituencies and the communities in which we conduct our business.  The Nominating Committee may consider these and other appropriate factors that contribute to an overall diversity of perspective that enhances the Board’s ability to oversee the Corporation’s business and perform it responsibilities.

The Nominating Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information.  Candidates whose evaluations are favorable are then chosen by majority vote of the Nominating Committee to be recommended for nomination by the full Board.  The full Board then selects and nominates candidates for election as directors by the shareholders at the Annual Meeting.  The Nominating Committee follows the same process to identify new candidates for recommendation to the full Board in the event of a vacancy on the Board.  No director elected after February 23, 2016, is eligible to serve on the Board of Directors after the Annual Meeting following his or her 75th birthday.  This provision does not apply to any person serving as a director of the Bank on December 31, 1984.

The Board has concluded that each director and director nominee possesses the personal traits described above.  In considering the directors’ and the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees.  In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director.  The specific experience, qualifications, attributes and skills that the Board believes each director and director nominee possesses are discussed under Proposal One “Election of Directors.”

In accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting, if the shareholder gives written notice of his or her intent to make such nomination.  A shareholder nomination must include the nominee’s written consent to serve as a director of the Corporation if elected; sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Corporation’s securities, his or her principal occupation for the past five years, his or her age, and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as director; sufficient identification of the nominating shareholder, including the shareholder’s name and address; a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder; and a representation by the shareholder that he or she is the owner of stock of the Corporation entitled to vote at the Annual Meeting and that he or she intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice.  No such nomination was made for the annual election of directors in 2018. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in West Point, Virginia, no later than February 13, 2019 for the annual election of directors in 2019.  These requirements are more fully described in Article III, Section 16 of the Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporation’s Secretary.

Shareholder Communications with the Corporation’s Board of Directors

The Corporation provides a process for shareholders to send communications to the Board of Directors.  Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Secretary, P.O. Box 391, West Point, Virginia 23181.  Correspondence directed to an individual Board member will be referred, unopened, to that member.  Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Director Compensation

The following table provides compensation information for the year ended December 31, 2017 for each non-employee director of the Corporation’s Board of Directors.

Director Compensation Table for 2017

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash[2]	Awards[3]	Awards[4]	Compensation	Earnings	Compensation[5]	Total
Name[1]	($)	($)	($)	($)	($)	($)	($)
Julie R. Agnew	$27,100	$20,884	-	-	-	$785	$48,769
J. P. Causey Jr.	$35,550	$20,884	-	-	-	$2,147	$58,581
Barry R. Chernack	$39,280	$20,884	-	-	-	$2,147	$62,311
Audrey D. Holmes	$21,700	$20,884	-	-	-	$2,147	$44,731
James H. Hudson III	$25,900	$20,884	-	-	-	$2,147	$48,931
Elizabeth R. Kelley	$20,500	$20,884	-	-	-	$785	$42,169
Joshua H. Lawson[6]	$8,033	$20,884	-	-	-	$1,084	$30,001
James T. Napier	$26,500	$20,884	-	-	-	$2,147	$49,531
C. Elis Olsson	$27,100	$20,884	-	-	-	$2,147	$50,131
Paul C. Robinson	$24,100	$20,884	-	-	-	$2,147	$47,131

[1]

Larry G. Dillon, the Corporation’s Chairman of the Board and CEO, and Thomas F. Cherry, the Corporation’s President and Secretary, are not included in this table.  Both are employees of the Corporation and thus receive no compensation for service as a director. The compensation received by Messrs. Dillon and Cherry as employees of the Corporation is shown in the Summary Compensation Table on page 34.

[2]

Includes any fees deferred pursuant to the Corporation’s Directors Non-Qualified Deferred Compensation Plan (which was restated January 1, 2018 as the C&F Financial Corporation Non-Qualified Deferred Compensation Plan for Directors).  Under the plan, each director may elect to defer any or all of his or her fees.  Deferral elections are made in December of each year for amounts to be earned in the following year.

[3]

Reflects the grant date fair value of the restricted stock award granted to each non-employee director on January 17, 2017 under the C&F Financial Corporation 2013 Stock and Incentive Compensation Plan (the “2013 Stock and Incentive Plan”), calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), based on the closing price of the Corporation’s stock on the date of grant.  As of December 31, 2017, Dr. Agnew and Ms. Kelley each had 710 shares of restricted stock outstanding and Ms. Holmes and Messrs. Causey, Chernack, Hudson, Napier, Olson, and Robinson each had 1,610 shares of restricted stock outstanding.

[4]	No options were granted to the directors in 2017.

[5]	The amounts represent nonforfeitable dividends paid on unvested restricted stock awards pursuant to the 2013 Stock and Incentive Plan.

[6]	Mr. Lawson retired from the Board effective as of the 2017 Annual Meeting of Shareholders.

The Compensation Committee, appointed by the Board of Directors, annually reviews and evaluates the compensation of the Board, including the appropriate mix of cash and equity compensation.  The Compensation Committee recommends changes in compensation to the Board of Directors for approval.  In July 2015, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to update the review of director compensation that was performed in December 2011 to assess the competitiveness of the Board’s total compensation program.  The peer group used for the director compensation review was the same peer group used for the 2015 review of the CEO and President compensation, which is described on pages 17 and 19 under “2015 Pearl Meyer Executive Compensation Review.”  The review found that total director compensation, which includes cash and equity, was above the 80th percentile of the peer group.  The cash component of director compensation was at the 46th percentile of the peer group.  In addition, the review found that the total board cost was at the 55th percentile and the annual retainer was below the median of $12,000.  As a result of this review, the Board approved an increase to the annual retainer from $9,500 to $10,000, effective January 1, 2016.  During 2016, the Compensation Committee reviewed the director compensation of the Corporation’s peers and recommended the annual retainer be increased to $10,600 for 2017 and that the additional annual retainers for the Chairmen of the Compensation Committee and the Audit Committee be increased from $5,000 to $5,150 and from $6,000 to $6,180, respectively, for 2017.

During 2017, non-employee members of the Board of Directors of the Corporation each received an annual retainer of $10,600. In addition, Mr. Causey, as Chairman of the Corporation’s Compensation Committee, received an additional annual retainer of $5,150 and Mr. Chernack, as Chairman of the Corporation’s Audit Committee, received an additional annual retainer of $6,180.  The retainers are payable in quarterly installments.  The Chairman of the Nominating Committee (when such position is filled) does not receive an additional annual retainer.  In addition, all non-employee members of the Board of Directors of the Corporation received a base meeting fee of $600 per day for Corporation Board, Bank Board, Bank subsidiary Board, or committee meeting attendance and a fee of $300 for secondary meeting attendance for each additional Corporation Board, Bank Board, Bank subsidiary Board, or committee meeting of any Board held on the same day as a meeting for which the base meeting fee is paid.

In July 2017, the Compensation Committee engaged Pearl Meyer to update the review of director compensation that was performed in July 2015.  The peer group used for the director compensation review was the same peer group used for the 2017 review of CEO, President, and CFO compensation, which is described on page 19 under “2017 Pearl Meyer Executive Compensation Review.”  The review found that total director compensation, which includes cash and equity, was above the 80th percentile of the peer group.  The cash component of director compensation was at the 61st percentile of the peer group.  In addition, the review found that the total board cost was at the 80th percentile and the annual retainer was below the median of $12,000.  As a result of this review, effective January 1, 2018, the annual retainer was increased to $11,000.  Additionally, directors will receive a single fee of $1,050 per month to cover attendance of monthly Corporation Board, Nominating Committee, Bank Board, and Bank subsidiary Board meetings and an additional fee of $500 for each Audit or Compensation Committee meeting attended.

In addition to cash compensation, non-employee members of the Board of Directors of the Corporation are eligible to participate in the 2013 Stock and Incentive Plan and were previously eligible to participate in the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”) after it was amended in 2008.  Under the 2013 Stock and Incentive Plan, directors are eligible to receive awards of restricted stock units, stock options, stock appreciation rights, restricted stock and other stock-based awards.  On January 17, 2017, each non-employee director was granted 460 shares of restricted stock and the fair value of the restricted stock on the grant date was $45.40 per share.  Subject to accelerated vesting under certain circumstances, these shares of restricted stock vest in their entirety on the third anniversary of the grant date.

Holding Period/Stock Ownership Guidelines. Once restricted stock awards vest, non-employee members of the Board of Directors of the Corporation may not sell more than 50% of the award until a minimum level of stock ownership is achieved.  Each non-employee director is required to own shares of the Corporation’s stock having an aggregate value at least equal to three times the amount of the annual Board of Directors retainer paid for regular service on the Board of Directors.

Interest of Management in Certain Transactions

As of December 31, 2017, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $2.9 million, or 2.1% of total year-end capital.  The maximum aggregate amount of such indebtedness outstanding during 2017 was $3.7 million, or 2.6% of total year-end capital.  These loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with unrelated parties, and in the opinion of management and the Corporation’s Board, do not involve more than the normal risks of collectability or present other unfavorable features.  The Corporation expects to have similar banking transactions in the future with its officers, directors and their associates.

The Corporation’s Board of Directors has adopted a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions.  The Audit Committee oversees this policy.  The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the transaction involves compensation approved by the Compensation Committee or with respect to loans to or similar relationships with related parties, the loan or other relationship has been approved in accordance with the Corporation’s Regulation O procedures and is not disclosed as nonaccrual, past due, restructured or a potential problem loan.

In the event management determines to recommend a related party transaction, the transaction must be presented to the Audit Committee for approval.  After review, the Audit Committee will approve or disapprove such transaction and quarterly, management will update the Audit Committee as to any material change to the approved related party transaction.  The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Corporation and its shareholders, as the Audit Committee determines in good faith.

For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Corporation or a subsidiary is, was or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest.  For purposes of determining whether a transaction is a related party transaction, the Audit Committee refers to Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of any of the foregoing persons, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Compensation Committee Interlocks and Insider Participation

During 2017 and up to the present time, there were transactions between the Corporation’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business.  Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management and the Corporation’s Board, none of the transactions involved more than the normal risk of collectability or presented other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Corporation or any of its affiliates.  James H. Hudson III, a Class I director, currently serves as a member of the Compensation Committee.  The firm of Hudson Law, PLC, of which Mr. Hudson is a member, was retained to perform legal services for the Corporation during fiscal year 2017 and continues to provide such services in 2018 in amounts that are below the threshold for disclosure as a related party transaction under Item 404 of Regulation S-K.

Compensation Policies and Practices as They Relate to Risk Management

The Corporation, under the guidance of the Compensation Committee, has reviewed the compensation policies and practices of the Corporation as they relate to risk management.  This review included both executive officer and non-executive officer compensation policies and practices and factors in place to mitigate any excess risk.  In conducting the review, management focused on the risks associated with the Corporation's compensation policies and practices and evaluated those risks in light of the Corporation's operations and the internal compensation approval and compliance systems developed by the Corporation.  The Corporation has determined that its policies and practices, including mitigating factors, are not reasonably likely to have a material adverse effect on the Corporation.

The Compensation Committee utilizes the position of senior risk officer and meets with the Corporation’s senior risk officer to discuss, evaluate and review senior executive officer (“SEO”) compensation plans and other employee compensation plans and the risks these plans pose to the Corporation.  In connection with this risk review, the Compensation Committee’s goal is to identify and limit or mitigate features in SEO compensation plans that could encourage SEOs to take unnecessary and excessive risks that threaten the Corporation’s value (including behavior focused on short-term results rather than long-term value creation) and identify and limit or mitigate features in employee compensation plans that pose risks to the Corporation (including behavior focused on short-term results rather than long-term value creation).  In addition, the Committee will discuss, evaluate and review employee compensation plans and eliminate or mitigate features that could encourage the manipulation of reported earnings to enhance an employee’s compensation.  These reviews are completed at least once a year.

For the review conducted during May of 2017, the Committee evaluated the plans discussed in detail in the “Compensation Discussion and Analysis” presented below, as well as several additional employee compensation arrangements that provide for variable cash compensation, bonus, commission or incentive payments to employees other than the SEOs. As a result of the risk and manipulation review, the Compensation Committee concluded that these plans do not encourage unnecessary and excessive risks that threaten the value of the Corporation or promote the manipulation of reported earnings to enhance the compensation of any employee and determined that the potential risks arising from these plans are not reasonably likely to have a material adverse effect on the Corporation.

EXECUTIVE COMPENSATION

By definition, “named executive officers” refers to a corporation’s CEO and CFO and up to three additional most highly compensated executive officers whose total compensation exceeded $100,000 for the most recent year.  Throughout this Proxy Statement, the Corporation’s named executive officers (or “NEOs”) are its CEO, President, CFO, the President and CEO of C&F Mortgage Corporation (the “Mortgage Corporation”), and the President of C&F Finance Company (“C&F Finance”).

Compensation Discussion and Analysis

Overview of Compensation Program.  The Compensation Committee (for purposes of this discussion, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Corporation’s compensation philosophy. The Committee is responsible for ensuring that the total compensation paid to executives is fair, reasonable and competitive.  The Committee may, consistent with applicable law, regulations, NASDAQ requirements or plan provisions, delegate certain of its authority to the

CEO, a designee, or other appropriate members of management, including matters relating to the compensation or election as officers of the Corporation’s employees other than the Corporation’s executive officers.

Overall Philosophy.  The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals within the Corporation’s risk profile, with the ultimate objective of improving long-term shareholder value.

The overall compensation strategy is based on the following four principles: (1) achieve and sustain superior long-term performance, (2) directly support positive business strategies and goals, (3) attract and retain key executives who are crucial to the long-term growth and profitability of the Corporation, and (4) pay for performance by maintaining competitive compensation programs for top tier performance, in each case while maintaining the overall safety and soundness of the Corporation.

2017 Say-on-Pay Vote.    The Committee values the input of the Corporation’s shareholders regarding the design and effectiveness of its executive compensation program.  Moreover, although the advisory shareholder vote to approve executive compensation is non-binding, the Committee considers the outcome of this vote when making compensation decisions for our CEO and other NEOs.  At our 2017 Annual Meeting of Shareholders, the votes cast in favor of our executive compensation program in the “say-on-pay” vote fell to 78% versus 93% in the prior year.  The Committee took this message of decreased support for the Corporation’s executive compensation program very seriously.     During 2017, the Committee engaged Pearl Meyer to perform an updated executive compensation review and evaluate the equity component of the performance-based incentive compensation plan as described on pages 23 to 24.  The Committee believes the resulting changes made to the Corporation’s executive compensation program for 2018, including removing the Committee’s discretion to increase equity-based incentive awards to our executive officers under the Management Incentive Plan (“MIP”), should result in an even greater alignment between the interests of our CEO, other NEOs and those of our shareholders.

2013 Frequency of Advisory Vote on Executive Compensation.  Although the advisory shareholder vote on the frequency of the advisory vote on executive compensation is non-binding, the Committee has considered, and will continue to consider, the outcome of this vote.  At our 2013 Annual Meeting of Shareholders, approximately 80% of the shareholders who voted on the “frequency” proposal voted for an every year frequency.  The Committee, therefore, has decided to include a “say-on-pay” proposal every year.  The next advisory vote to approve executive compensation will occur at our 2019 Annual Meeting of Shareholders.  The next advisory vote on the frequency of the advisory vote on executive compensation will also occur at the 2019 Annual Meeting of Shareholders.

Compensation Process.  The Committee determines and recommends to the Board of Directors the compensation of the CEO.  The Committee also approves all compensation of the Corporation’s executive officers and certain other senior officers of the Corporation and its subsidiaries, which include the President, CFO, Chief Information Officer, Chief Credit Officer of the Bank, Senior Vice President of Retail, Regional Presidents, the First Vice President of Human Resources and the Treasurer of the Bank; the President and CEO and the Executive Vice President and Chief Operating Officer of the Mortgage Corporation; the President, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Credit Officer, and Senior Vice President of Operations of C&F Finance; and the President of C&F Wealth Management Corporation.

The Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Corporation’s peer companies.

The Committee, on its own initiative, reviews the performance and compensation of each of these senior officers and following discussions with the CEO and, as it deems appropriate, a compensation consultant or other appropriate advisors, establishes the senior officers’ compensation levels.  For the remaining officers, the CEO makes recommendations to the Committee that generally, with minor adjustments, are approved. The Committee engaged Pearl Meyer as an independent compensation consultant in connection with selection of its 2017 peer group and executive compensation decisions for 2018, as discussed below.

In consultation with senior management, the Committee approves the Corporation’s compensation philosophy to ensure that it is consistent with the Board’s intent, as well as the long-term interests of the Corporation’s shareholders. This includes, but is not limited to, annual review and approval of goals and objectives relevant to the compensation of the CEO, and evaluation of the performance of the CEO in light of these goals and objectives. The Committee reviews and approves, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be deemed necessary, any amendments to existing plans relating to executive officers and other senior officers.

The Committee also acts as the Incentive Stock Committee (or similarly named committee) for the Corporation’s stock incentive plans and recommends awards to the Board of Directors for approval, including stock options, restricted stock awards, performance stock awards, restricted stock units or other similar awards as provided in the 2013 Stock and Incentive Plan or any successor plan and previously under the 2004 Incentive Stock Plan.

Establishing Executive Compensation.  To achieve the aims of the overall compensation strategy, the Committee compensates executives and other selected senior managers through a combination of base salary, bonus, deferred and equity compensation designed to be competitive with comparable companies and to create alignment between executives’ and shareholders’ interests.

2015 Pearl Meyer Executive Compensation Review (“2015 Review”).    During 2015, the Committee engaged Pearl Meyer to perform an updated executive compensation review, which was completed and presented to the Committee in July 2015.  The 2015 Review was performed to assess the reasonableness of the total direct compensation of the CEO, President (who at the time was also serving as CFO), CCO and certain other senior officers of the Bank.  The current CFO was not serving in that role at the time of the 2015 Review.  When reviewing compensation for the President position, the 2015 Review considered publicly available proxy information for the 2015 peer group discussed below for both presidents and chief operating officers, when the chief operating officer was the second highest paid employee, in order to encompass the President’s range of responsibilities, which were greater than what was typically associated with a bank president.  The 2015 Review used a peer group analysis and a market analysis.  The peer group analysis reviewed both total cash compensation and total compensation.  Total compensation included total cash paid plus equity and retirement compensation.  The market analysis reviewed total cash compensation only.  While the 2015 Review did not specifically assess compensation for Mr. Long as CFO, Pearl Meyer did provide the Committee with data regarding compensation for the CFO position, in anticipation of a new CFO being appointed in the near term.

The peer group for this 2015 Review (the “2015 peer group”) consisted of publicly-traded financial institutions headquartered in Maryland, North Carolina, Kentucky, Virginia and West Virginia, which consisted of 19 financial institutions with assets ranging from $1 billion to $2.5 billion, with a median asset size of $1.3 billion.

Based on these criteria, the following financial institutions were included in the peer group:

• Access National Corporation (VA)	• National Bankshares, Inc. (VA)
• American National Bankshares Inc. (VA)	• NewBridge Bancorp (NC)

• The Community Bankers Trust Corporation (VA)	• Old Line Bancshares, Inc. (MD)
• Community Financial Corporation (MD)	• Park Sterling Corporation (NC)
• Eastern Virginia Bankshares, Inc. (VA)	• Premier Financial Bancorp, Inc. (WV)
• Farmers Capital Bank Corporation (KY)	• Shore Bancshares, Inc. (MD)
• First United Corporation (MD)	• Stock Yards Bancorp, Inc. (KY)
• HomeTrust Bancshares, Inc. (NC)	• Summit Financial Group, Inc. (WV)
• Middleburg Financial Corporation (VA)	• WashingtonFirst Bankshares, Inc. (VA)
• Monarch Financial Holdings, Inc. (VA)

The peer group analysis concluded that total cash compensation for the CEO and President was at the 51st and 66th percentile, respectively; and total compensation for the CEO and President was at the 66th and 87th percentile, respectively.

The market analysis was based on data from the following:

•	2014 American Bankers Association Compensation and Benefits Survey
•	Pearl Meyer: 2014 National Banking Compensation Survey Report
•	2014 Northeast Banking Compensation Survey and Report
•	2015 peer group and other additional Pearl Meyer proprietary survey sources

The market analysis concluded total cash compensation for the CEO and President was approximately at the 52nd and 58th percentile, respectively.  The results of the 2015 Review concluded that overall executive compensation was competitive with the market. The Committee considered these results when making 2016 and 2017 executive compensation decisions.

During 2015, 2016, and 2017, Pearl Meyer did not provide any consulting services to the Corporation other than in connection with non-employee director and executive compensation, and it maintains no other economic relationship with the Corporation.  The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

In addition to reviewing compensation, the 2015 Review considered the structure of both the performance-based incentive and equity-based award metrics for the CEO and President and certain other senior officers of the Bank.  No changes were made to the structure of performance-based incentive or equity-based award metrics as a result of the 2015 Review.  Based on previous recommendations from Pearl Meyer, the performance-based incentive metrics include an asset quality component in addition to return on average equity (“ROE”) and return on average assets (“ROA”) metrics.  The Corporation’s five-year total shareholder return is compared to a custom index comprised of the peer companies selected each year based on criteria developed by Pearl Meyer, and the measurement date for determining equity-based awards is December 31st.  Further, a scaled payout percentage is used to determine the equity-based awards earned under the MIP, rather than an absolute percentage based on achieving the overall goal.  Finally, similar criteria from the 2015 peer group described above are used to determine the peer group in subsequent years, with the companies meeting these criteria subject to change from year to year as the peer group is updated to account for changes in asset size due to mergers, acquisitions or growth.

Base annual salary and short-term incentive compensation for the President and CEO of the Mortgage Corporation are established by an employment agreement originally entered into in 1995 and amended and restated as of January 1, 2013.  The employment agreement provides for a fixed annual base salary and a performance-based short-term incentive directly related to the profitability of the Mortgage Corporation.  The President and CEO of the Mortgage Corporation was responsible for bringing all of the critical personnel and operations of the Mortgage Corporation to the Corporation, at no cost to the Corporation.  As a result, his employment agreement included a bonus provision for a percentage of future profits.

Base annual salary and short-term incentive compensation for the President of C&F Finance were established based on recommendations from the CEO which were based on the overall performance of C&F Finance.  Performance of C&F Finance is evaluated based on net income, asset quality measures and earning asset growth as well as achievement of other strategic goals as evaluated by the CEO and the Committee.

Mr. Long was named CFO on March 15, 2016.  Base annual salary and short-term incentive compensation for the CFO were established using the CEO’s recommendations which were based on information provided by Pearl Meyer during the 2015 Review.

Benchmarking.  In establishing a peer group for 2017, for purposes of performance-based incentive compensation and equity compensation, the Committee used similar criteria for determining the annual peer group that Pearl Meyer used in the 2015 Review.  The updated peer group consisted of 25 publicly-traded commercial financial institutions headquartered in Virginia, Maryland, North Carolina, Tennessee, West Virginia and Kentucky (the “2017 peer group”).  The asset size for this peer group was approximately $900 million to $2.8 billion, with a median of $1.3 billion based on December 31, 2016 assets.  Based on the criteria described above, the following financial institutions were included in the peer group:

• Access National Corporation (VA)	• Old Line Bancshares, Inc. (MD)
• American National Bankshares Inc. (VA)	• Old Point Financial Corporation (VA)
• CapStar Financial Holdings Inc. (TN)	• Paragon Commercial Corporation (NC)[1]
• Community Bankers Trust Corporation (VA)	• Peoples Bancorporation (NC)
• The Community Financial Corporation (MD)	• Porter Bancorp Inc. (KY)
• Farmers Capital Bank Corporation (KY)	• Premier Financial Bancorp, Inc. (WV)
• First Community Bancshares Inc. (VA)	• Reliant Bancorp, Inc. (TN)
• First South Bancorp Inc. (NC)[1]	• Shore Bancshares, Inc. (MD)
• First United Corporation (MD)	• SmartFinancial Inc. (TN)
• HomeTrust Bancshares, Inc. (NC)	• Southern National Bancorp of Virginia Inc. (VA)
• HopFed Bancorp Inc. (KY)	• Summit Financial Group Inc. (WV)
• Howard Bancorp Inc. (MD)	• WashingtonFirst Bankshares, Inc. (VA)[1]
• National Bankshares, Inc. (VA)

[1]

Companies included in the peer group which were subsequently acquired.  Financial results and stock price information were not available as of December 31, 2017; therefore, the companies were excluded from the peer comparison.

2017 Pearl Meyer Executive Compensation Review (“2017 Review”).  During 2017, the Committee engaged Pearl Meyer to perform an updated executive compensation review.  This review was completed and presented to the Committee in July 2017.  Similar to the 2015 Review, the 2017 Review was performed to assess the reasonableness of the total direct compensation of the CEO, President, CFO, and certain other senior officers of the Bank.  When reviewing the President’s compensation, the 2017 Review considered publicly available proxy information for the 2017 peer group presented above for both presidents and chief operating officers, when the chief operating officer was the second highest paid employee, in order to encompass the President’s range of responsibilities, which are greater than what is typically associated with a bank president.  The 2017 Review used a peer group analysis and a market analysis.  The peer group analysis reviewed both total cash compensation and total compensation.  Total compensation included total cash paid plus equity and retirement compensation.  The market analysis reviewed total cash compensation only.

The peer group analysis used the same peer group presented above for 2017 performance-based incentive compensation and equity compensation. The peer group analysis concluded that total cash compensation for the CEO, President, and CFO was at the 45th, 86th, and 23rd percentile, respectively; and total compensation for the CEO, President, and CFO was at the 72nd, 100th, and 33rd percentile, respectively. The Committee considered roles and responsibilities, experience, tenure, performance and other factors in determining the executives’ pay positioning.  For example, the Committee positions pay for our President in the top quartile to recognize his responsibilities, which are greater than what is typically associated with a bank president.

The market analysis was based on data from the following:

•	2016 American Bankers Association Compensation and Benefits Survey
•	Pearl Meyer: 2016 National Banking Compensation Survey Report
•	Kenexa’s 2017 CompAnalyst compensation database
•	2017 peer group and other additional Pearl Meyer proprietary survey sources

The results of the 2017 Review concluded that overall executive compensation was competitive with the market.  The 2017 Review will be taken into account for the 2018 executive compensation decisions. With the exception of the advice Pearl Meyer provided regarding the selection of the 2017 peer group, the 2017 Review did not affect the 2017 executive compensation.

Change to Long-term Equity Incentive Compensation.  One of the changes recommended by Pearl Meyer in its 2017 Review, which the Committee implemented for 2018, was to amend the equity portion of the Corporation’s MIP.  Beginning in 2018, the equity awards will consist of a combination of retention award and performance-based award.  The retention award and the performance-based equity award will both consist of restricted stock with time-based vesting.  The performance-based equity award will apply specific criteria to the entire executive officer group, rather than use discretion for executive officers other than the CEO and CFO.  In addition, the performance-based equity award will be awarded based on three-year annual growth in tangible book value plus dividends compared to a peer group for the CEO, President, and CFO.  For executive officers other than the CEO, President, and CFO, performance-based equity awards will be awarded based on a combination of three-year annual growth in tangible book value plus dividends compared to a peer group and the performance of the executive officer’s line of business and achievement of strategic goals.

The Committee believes that the three-year annual growth in tangible book value plus dividends is reflective of shareholder value creation without some of the market volatility presented by the total shareholder return measure used in prior years.

2017 Executive Compensation Components.  For 2017, the principal components of compensation for named executive officers as defined in Item 402 of Regulation S-K were:

•	base salary;
•	performance-based incentive compensation;
•	equity compensation;
•	retirement and other benefits; and
•	perquisites.

These elements combine to promote the objectives described above.  Base salary, retirement plans and other benefits and perquisites provide a minimum level of compensation that helps attract and retain qualified executives.  Performance-based incentives and equity compensation reward achievement of short-term and long-term goals and align executive compensation with the creation of longer-term shareholder value and promote retention.

Base Salaries.  We provide NEOs and other employees with base salaries to compensate them for services rendered during the fiscal year.  Base salaries for NEOs (with the exception of the President and CEO of the Mortgage Corporation and the President of C&F Finance) are determined for each executive based on his or her position and responsibility by using market data.  Salary levels are considered annually as part of the

Committee’s performance review process as well as upon a promotion or other change in job responsibilities.  During its review of base salaries for executives for 2017, the Committee primarily considered:

•	Market data provided by Pearl Meyer in 2015;
•	Compensation data for the 2015 peer group;
•	Responsibilities of the executive;
•	Internal review of the executive’s compensation relative to other officers; and
•	Individual performance of the executive.

For 2017, for the CEO, the Committee took into account the factors identified above and Pearl Meyer’s 2015 Review results that indicated the CEO average base salary for peer financial institutions was $398,000 in 2014.  At the CEO’s request, his base salary was limited to $309,000 in 2015, $317,500 in 2016 and $323,000 in 2017.  For the President, the Committee, after taking into account the factors identified above and Pearl Meyer’s 2015 Review results that indicated the President average base salary for peer financial institutions was $350,000 and the chief operating officer, when the chief operating officer was the second highest paid employee, was $226,000 in 2014, determined that his base salary should be increased to $310,000 for 2017 from $290,000 for 2016. For the CFO, the Committee, after taking into account the factors identified above, Pearl Meyer’s 2015 Review results that indicated the CFO average base salary for peer financial institutions was $203,000 in 2014, determined that his base salary should be increased to $191,500 in 2017 from $185,000 in 2016.  For the President of C&F Finance, based on the performance of C&F Finance during 2016, the Committee determined his base salary should be increased to $228,500 for 2017 from $220,000 in 2016.  Similar analyses were performed for other senior officers.

Performance-Based Incentive Compensation.

Annual Incentive Compensation.  Short-term cash incentive compensation for the CEO, President, CFO, and President of C&F Finance, is governed by the Corporation’s MIP.  Under the MIP, at the beginning of 2017 the Committee established performance objectives for the Corporation and the award formula or matrix by which all incentive awards were to be calculated.  Executive officers were assigned a cash award target, to be paid if the Corporation achieved targeted performance goals in 2017, as well as minimum and maximum award levels if the Corporation achieved below or above the targeted performance goals. The Committee has the discretion to adjust upward or downward any award earned under the MIP or to grant an award even when minimum goals are not achieved.

For the CEO and President, incentive compensation is designed to reward overall corporate performance by setting awards based on ROE and ROA relative to ROE and ROA of the peer financial institutions selected by the Committee to establish compensation levels for the executive officers and certain senior officers in 2017.  The incentive compensation for the CFO was based on the overall corporate performance as measured by ROE and ROA as well as achievement of other strategic goals as evaluated by the CEO and the Committee.  The cash incentive compensation for the President and CEO of the Mortgage Corporation is set forth in his employment agreement and is based solely on a percentage of income before taxes generated by the Mortgage Corporation.  The incentive compensation for the President of C&F Finance is based on the financial performance of C&F Finance as measured by ROA and net income and an evaluation of asset quality and other strategic goals by the Committee.

The remainder of management has more diverse performance goals consistent with the business they are managing.  Where an employee has responsibility for the performance of a particular business unit, the performance goals are heavily weighted toward the operational performance of that unit.  However, for members of the senior management team of the Bank (not including the NEOs) a portion of their bonus is based on the ROE and ROA of the Corporation relative to the ROE and ROA of the peer financial institutions.  All other employees earn bonuses based on the operational performance goals they have been assigned.

The cash award targets for the CEO and President for 2017 were based on achievement of a corporate goal, which was a weighted measure of the Corporation’s ROE and ROA for 2017 relative to the 2017 peer group.  This measure is the combined ranking of ROE and ROA of the 2017 peer group weighted 2/3rds on ROE ranking and 1/3rd on ROA ranking.  The cash award targets for the CEO and President for 2017 were 45% and 40% of base salary as of January 1, 2017, respectively.  The actual award is determined based on the following sliding scale and the level of achievement with respect to the corporate goal under the MIP.

Level of Performance	Ranking within the Peer Group	Payout as a % of Target
Below Threshold	< 40th Percentile	0%
Threshold	40th Percentile	50%
Target	60th Percentile	100%
Maximum	90th Percentile when compared to the entire peer group and ranked first among Virginia banks in the peer group	200%

The Committee chose these award levels so that the maximum awards would be paid when the Corporation has performed the best in the 2017 peer group based on combined ROE and ROA performance, while performance below the 40th percentile (the minimum award level) would result in no incentive payment.  The Committee has the discretion under the MIP to adjust upward or downward any award earned under the MIP within the minimum and maximum award levels established by the Committee, or to grant an award even if the minimum corporate goal is not achieved.  The Committee may also adjust any award calculated based on the Corporation’s ROE and ROA performance versus the 2017 peer group, based on a review of the asset quality of the Corporation as part of its overall safety and soundness perspective.  As part of this review, the Committee looked at asset quality measures at the Bank, the Mortgage Corporation and C&F Finance. These asset quality measures included nonperforming assets to total loans, nonperforming assets to average assets, charge off ratios, delinquency percentages, loan indemnifications, and extension rates on loans and repossession rates, including quarterly trends and comparisons to available asset quality measures of the companies in the 2017 peer group.  For 2017, as permitted by the MIP, the Committee adjusted the ROE and ROA results for the Corporation and all of the companies in the peer group to exclude the effects of the Tax Cuts and Jobs Act.  Based on the Corporation’s ROE and ROA for 2017 (as so adjusted), in which the Corporation achieved results in excess of the 90th percentile of the 2017 peer group, and the Committee’s review of relevant asset quality measures, the CEO would have been entitled to a cash bonus of $290,700 or 90% of his base salary for 2017, but based on a recommendation from the CEO, the Committee awarded him a cash bonus of $195,000 or 60% of his base salary.  The President would have been entitled to a cash bonus of $248,000 or 80% of his base salary for 2017, but based on a recommendation from the President, the Committee awarded him a cash bonus of $195,000 or 63% of his base salary.

The determination of the cash award for the CFO for 2017 under the MIP begins with the overall corporate performance as measured by net income, but also includes an evaluation of other strategic goals as evaluated by the CEO and the Committee.  Depending on the level of achievement with respect to these goals, the CFO could earn a cash award of 20% of his base salary as of January 1, 2017.  This amount may be increased to up to 200% or decreased to 0%. Based on the CFO’s achievements for 2017 and a recommendation by the CEO to the Committee, he was awarded a cash bonus of 21.9% of his base salary for 2017.

All short-term incentive payments to the President and CEO of the Mortgage Corporation for 2017 were made in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

The cash award for the President of C&F Finance for 2017 is a percentage of net income of C&F Finance based on a sliding scale relative to the ROA of C&F Finance and adjusted in the Committee’s discretion based on a review of asset quality measures of C&F Finance and other strategic goals as evaluated by the

Committee.  Depending solely on the level of ROA achieved by C&F Finance for 2017, the President of C&F Finance could earn a cash award of between .45% and 1.35% of the net income of C&F Finance.  Based on the financial performance of C&F Finance, his achievements for 2017, and a recommendation by the CEO to the Committee, the cash awarded to the President of C&F Finance under the MIP was .45% of the net income of C&F Finance, which equated to approximately 8% of his base salary for 2017.  The Committee also awarded the President of C&F Finance a discretionary bonus of $60,000 based on the overall industry conditions and the achievement of other strategic initiatives by C&F Finance.

Long-Term Equity Incentive Compensation.  The Corporation adopted the 2013 Stock and Incentive Plan effective April 16, 2013.  The plan permits the issuance of up to 500,000 shares of common stock for awards to key employees and non-employee directors of the Corporation and its subsidiaries, which includes members of a regional or advisory board of the Corporation and its subsidiaries in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash awards.  With respect to executive compensation, the purpose of the 2013 Stock and Incentive Plan is to promote the success of the Corporation and its subsidiaries by providing incentives to key employees and non-employee directors to achieve corporate objectives and link their personal interests with the long-term financial success of the Corporation and with growth in shareholder value, without exposing the Corporation or its subsidiaries to imprudent risks.  The 2013 Stock and Incentive Plan is designed to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of key employees and directors. Prior to April 16, 2013, equity compensation awards were granted under the 2004 Incentive Stock Plan.

Each year, the Committee considers the desirability of granting long-term incentive awards under the 2013 Stock and Incentive Plan.  The Committee may utilize stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards or a combination thereof, to focus executive officers, as well as other officers, on building profitability and shareholder value.  The Committee notes in particular its view that equity grants make a desirable long-term compensation method because they closely align the interests of management with shareholder value.  The Committee has the authority to establish equity goals and awards for all participants. The primary form of equity compensation awarded by the Corporation has been restricted stock.

Under the MIP, executive officers may be awarded equity-based awards under the 2013 Stock and Incentive Plan based on achievement of performance goals.  For 2017, equity-based awards for the CEO and President were based on a  five-year total shareholder return (“TSR”) relative to the 2017 peer group.  Performance is calculated by dividing the Corporation’s five-year TSR by the TSR of the 2017 peer group.  The Committee chose a  five-year TSR as the measure because the Committee wanted to reward sustained value creation.

At 100% of target performance, the CEO and President could earn a target equity-based award of 45% and 40% of their base salaries as of January 1, 2017, respectively.  These opportunities were selected to maintain overall compensation competitiveness if the Corporation shows sustained total shareholder return relative to its peers.  The MIP permits the Committee to award a scaled payout based on performance that is higher or lower than the target as indicated below.

TSR Relative to Peer Group Index	.70	.80	.90	1.0
Percentage of Target Equity Award Earned	50%	65%	80%	100%

If the Corporation’s TSR divided by the 2017 peer group index TSR is less than 0.70 or greater than 1.0, the Committee could use its discretion to grant an award or increase an award up to 200% of the target. The  Committee also has the ability to adjust an award upward or downward in its discretion.

The measurement date for the 2017 equity-based awards under the MIP was December 31, 2017.  As of December 31, 2017, the Corporation’s TSR divided by the 2017 peer group index TSR was .68; therefore, any equity awards granted were at the discretion of the Committee.  To make a determination regarding whether awards would be appropriate, the Committee reviewed an analysis of the price to tangible book value (“P-TBV”) for each member of the 2017 peer group as of the beginning of the five-year period, January 1, 2012. The average P-TBV for the 2017 peer group as of January 1, 2012, was 88% compared to the P-TBV for the Corporation of 138%.  This was a reflection of the strength of the Corporation relative to its peers at the beginning of the period.  In 2012, many of the companies in the 2017 peer group were struggling to recover from the effects of the recession.  Since that time, market and industry conditions have improved.  The analysis indicated that the lower P-TBV than that of the Corporation for the peer group at the start of the period would likely result in higher levels of shareholder return as the peer group experienced business improvement.  Based on this analysis, the Corporation’s 2017 financial performance as measured by net income, an evaluation of actual to budgeted net income, the achievement of other strategic initiatives, all of which indicated outstanding performance for 2017, and the exercise of discretion permitted under the MIP, the Committee exercised its discretion and granted 2,440 shares of restricted stock each to the CEO and President, which amounted to 44% and 46% of their base salaries, respectively.

The CFO, President and CEO of the Mortgage Corporation and President of C&F Finance do not have a targeted equity-based award under the MIP.  The Committee assessed the performance of the Bank, the Mortgage Corporation and C&F Finance, as applicable, the executive officer’s performance, the level of his responsibilities, and internal equity considerations, and granted the following awards for 2017 performance:

Name	Number of Restricted Shares	Percentage of Base Salary
Jason E. Long Senior Vice President/Chief Financial Officer	750	23%
Bryan E. McKernon President/Chief Executive Officer of C&F Mortgage	800	21%
S. Dustin Crone President of C&F Finance Company	1,070	27%

The restricted stock granted to these NEOs for 2017 performance is “time based.”  The Committee believes that granting restricted stock for the equity component of incentive compensation will assist in retaining the services of these NEOs because in order for the restricted stock to be earned or vest, the employee must remain employed for a period of five years after the date of grant, subject to accelerated vesting under certain circumstances.

Change to MIP for 2018.  As noted above under “Change to Long-term Equity Incentive Compensation,” the Committee amended the equity-based component of the MIP for the executive officers beginning in 2018.

Holding Period/Stock Ownership Guidelines.  Once restricted stock awards vest, employees may not sell more than 50% of the award until a minimum level of stock ownership is achieved.  The following table shows the minimum ownership levels for NEOs and certain other senior officers.

Multiple of Base Salary
CEO	3x
President	1.5x
CFO and certain other senior officers	1x
President and CEO of the Mortgage Corporation	2x

President of C&F Finance	1.5x

Retirement and Other Benefits.   The Bank maintains a tax-qualified cash balance pension plan named the VBA Master Defined Benefit Plan for Citizens and Farmers Bank (the “Retirement Plan”) covering substantially all Bank employees who have reached the age of 21 and have been fully employed for at least one year.  Under the Retirement Plan, each participant’s account receives two forms of credits:  compensation credits and interest credits.  Compensation credits equal a percentage of each participant’s compensation.  Compensation for this purpose includes both salary and bonus, subject to the compensation limit applicable to tax-qualified plans, which limit was $270,000 for 2017.  The applicable compensation credit percentage ranges between 1% and 12% depending on the participant’s combined age and years of credited service at the end of each plan year.  Interest credits for a year are based on the prior year’s December average yield on 30-year Treasuries plus 150 basis points, not to exceed the Internal Revenue Service (“IRS”) third segment rate.

Upon termination of employment and after having completed at least three years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married).  The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.  The Retirement Plan does not cover non-employee directors.  The amount expensed for the Retirement Plan during the year ended December 31, 2017 was $627,670.  The Retirement Plan allows for early retirement at the age of 55 and ten years of service.  The amount available at this age will be the amount then credited to the participant’s cash balance account.  Mr. Dillon is eligible for early retirement under the Retirement Plan and was entitled to a payment of $1,678,029 as of December 31, 2017.

The Bank maintains a tax-qualified 401(k) plan named the Virginia Bankers Association Master Defined Contribution Plan for Citizens and Farmers Bank (the “Savings Plan”), pursuant to which all Bank employees, including the CEO, President, and CFO, may make pre-tax contributions to the plan of up to 95% of covered compensation, subject to certain limitations on the amount under federal law.  The Bank will match 100% of the first 5% of pay that is contributed to the Savings Plan, subject to statutory limitations.  All employee contributions to the Savings Plan are fully vested upon contribution and Bank matching contributions vest at 20% annually beginning after two years of service and are fully vested at six years of service, or earlier in the event of retirement, death or attainment of age 65 while an employee.

In addition, each plan year, the Bank may make a profit sharing contribution to the Savings Plan.  The amount of such contribution, if any, is within the discretion of the Bank’s Board of Directors and will be determined during each plan year.  Such contributions are only allocated to “covered participants,” which designation is determined annually based on working at least 1,000 hours and being employed on the last day of the year (or ceasing employment due to retirement or death).  The CEO, President, and CFO were covered participants in 2017.  For a covered participant, any profit sharing contribution is allocated to the employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other covered participants.  Profit sharing contributions are subject to the same vesting rules that apply to matching contributions under the Savings Plan.  There was no profit sharing contribution to the Savings Plan for 2017.

C&F Finance maintains a Defined Contribution 401(k) and Profit-Sharing Plan sponsored by the Virginia Bankers Association (the “401(k) and Profit Sharing Plan”) with plan features and vesting provisions similar to the Savings Plan of the Bank.  The President of C&F Finance was a covered participant in 2017.  There was no profit sharing contribution to the 401(k) and Profit Sharing Plan for 2017.

The Mortgage Corporation maintains a tax-qualified 401(k) plan named the C&F Mortgage Corporation 401(k) Plan (the “401(k) Plan”) pursuant to which eligible Mortgage Corporation employees can make pre-tax contributions of from 1% to 100% of compensation (with a discretionary company match), subject to statutory limitations.  Substantially all employees of the Mortgage Corporation, including the President and

CEO of the Mortgage Corporation, who have attained the age of 18 are eligible to participate on the first day of the next month following their employment date.  The 401(k) Plan provides for an annual discretionary matching contribution to the account of each “eligible participant,” based in part on the Mortgage Corporation’s profitability for the year and on each employee’s contributions to the 401(k) Plan.  The 401(k) Plan also permits an additional annual discretionary employer contribution for “eligible participants,” which is allocated to an employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other eligible participants.  “Eligible participants” are determined annually based on working at least 1,000 hours and being employed on the last day of the year.  All employee contributions are fully vested upon contribution.  An employee is vested in the employer’s contributions 25% after two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years or attainment of age 65 while employed.

In addition to the Savings Plan, the 401(k) and Profit Sharing Plan, and the 401(k) Plan, NEOs and certain other eligible executives of the Corporation and its subsidiaries can participate in a non-qualified deferred compensation plan named the C&F Financial Corporation Non-Qualified Deferred Compensation Plan for Executives (formerly known as the VBA Executive Non-Qualified Deferred Compensation Plan for C&F Financial Corporation) (the “Nonqualified Plan”).  The Nonqualified Plan is designed to provide for deferral opportunities otherwise restricted by qualified plan limits and to establish a long-term retention incentive for our executives.  The plan provides for five types of deferrals:

(1) Employee deferrals whereby certain employees are permitted to make deferrals of salary or cash incentive compensation.  The CEO, President, CFO, President and CEO of the Mortgage Corporation, and President of C&F Finance did not elect any deferral of salary or cash incentive compensation for 2017.

(2) Excess match deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of employer matching contributions in excess of statutory limitations.  Any matching amounts in excess of the maximum annual pre-tax contribution for qualified retirement plans allowed by the Internal Revenue Service are deposited in the Nonqualified Plan.  For the CEO, President, and President of C&F Finance, the amount accrued in 2017 was $10,500, $4,500, and $1,925, respectively.  The CFO and President and CEO of the Mortgage Corporation did not receive excess match deferrals for 2017.

(3) Excess profit sharing deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of discretionary employer profit sharing contributions in excess of statutory limitations.  No employer profit sharing contribution was made for 2017.

(4) Excess cash balance deferrals whereby the Corporation contributes to the Nonqualified Plan the amount entitled under the Retirement Plan in excess of statutory limitations.  For the CEO and President, the amount accrued in 2017 was $28,440 and $20,160, respectively.  The CFO, President and CEO of the Mortgage Corporation, and President of C&F Finance did not receive excess cash balance deferrals in 2017.

(5) Supplemental retirement deferrals whereby the Corporation makes discretionary employer contributions for the CEO in recognition of his performance and service, and discretionary employer contributions for the President, CFO, and President of C&F Finance as a retention incentive consistent with the Corporation’s overall compensation strategy.  For the CEO, President, CFO, and President of C&F Finance, the amounts accrued in 2017 were $50,000, $31,000, $9,575, and $22,850, respectively. While the contributions for the CEO vest immediately, the contributions for the President, CFO and the President of C&F Finance do not vest until death, disability, retirement or change in control. The President and CEO of the Mortgage Corporation was not awarded a supplemental deferral for 2017.

Perquisites.  The annual cost to the Corporation of perquisites, which may include an executive physical every two years, use of a Corporation-owned automobile, matching charitable contributions, club dues and tax preparation assistance common among the Corporation’s peer financial institutions, provided to the CEO exceeded $10,000 in the aggregate for 2017, but did not exceed $10,000 in the aggregate for 2016 or 2015.  These amounts for 2017 are detailed in note 1 to the All Other Compensation Table for 2017 on page 35. Effective January 1, 2015, the Committee approved an additional perquisite for the CEO to provide for post-retirement medical and dental insurance premiums for the CEO and his spouse for life.  The CEO is not eligible to begin receiving this perquisite until he retires at or after age 65.

The annual cost to the Corporation of perquisites, which may include an executive physical every two years, use of a Corporation-owned automobile, matching charitable contributions, club dues and tax preparation assistance and financial advisory services for the President exceeded $10,000 in the aggregate for 2017, 2016 and 2015.  These amounts for 2017 are detailed in note 1 to the All Other Compensation Table for 2017 on page 35.

The annual cost to the Corporation of perquisites, which may include an executive physical every two years, an automobile allowance, and matching charitable contributions for the CFO did not exceed $10,000 in the aggregate for 2017 or 2016.

The annual cost to the Corporation of perquisites, which may include use of a Corporation-owned automobile and matching charitable contributions, provided to the President and CEO of the Mortgage Corporation did not exceed $10,000 in the aggregate for 2017, 2016, or 2015.

The annual cost to the Corporation of perquisites, which may include an executive physical every two years, use of a Corporation-owned automobile, and matching charitable contributions for the President of C&F Finance exceeded $10,000 in the aggregate for 2017 and 2016, but did not exceed $10,000 in the aggregate for 2015.  These amounts for 2017 are detailed in note 1 to the All Other Compensation Table for 2017 on page 35.

NEOs also participate in other benefit plans on the same terms as other employees.  These plans include medical, dental, life, and disability insurance.

Prohibition on Hedging and Pledging Transactions.  Under the Corporation’s insider trading policy, directors and executive officers, including the named executive officers, are prohibited from (i) pledging the Corporation’s stock as collateral for loans and (ii) selling the Corporation’s stock “short,” trading in the Corporation’s stock in or through a margin account or otherwise engaging in hedging transactions or speculative or short-term trading of the Corporation’s stock. These provisions are part of the Corporation’s overall program to prevent the Corporation’s directors and executive officers, including the named executive officers, from trading on material non-public information.

Employment and Change in Control Agreements.    As is typical in the mortgage industry, Mr. McKernon is employed by the Mortgage Corporation under an employment agreement originally entered into in 1995 and amended and restated as of January 1, 2013.  Under the agreement, the Mortgage Corporation has employed Mr. McKernon as its President and CEO under a three-year “evergreen” agreement, which remains in effect at all times unless and until terminated as permitted by the agreement.  Either party, by notice to the other at any time and for any reason, may give notice of an intention to terminate the agreement three years from the date notice is received by the other.  Additionally, either party may terminate the agreement in the event the Mortgage Corporation fails to meet certain specified financial performance criteria for a stipulated period or of a stipulated amount within a prescribed time period.  The agreement terminates upon the death or disability of Mr. McKernon, or upon the failure of either party to fulfill its obligations under the agreement.  Under the agreement, the Mortgage Corporation in 2017 paid Mr. McKernon an annual base salary of $220,000, payable in monthly installments.  The Mortgage Corporation also is obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of the Mortgage Corporation’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year will be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based.  The Mortgage Corporation has the right, at any time and at its option, to “buy out” Mr. McKernon’s agreement and terminate his employment for an amount based upon the Mortgage Corporation’s financial performance.  In the event of a termination of his employment for any reason other than pursuant to a three-year notice, the Mortgage Corporation also may purchase a limited non-solicitation commitment from Mr. McKernon.

The agreement also provides that Mr. McKernon will be entitled, during his employment, to benefits commensurate with those furnished to other employees of the Mortgage Corporation. The agreement also contains provisions requiring confidentiality of information regarding the Mortgage Corporation.  Mr. McKernon may terminate his employment agreement upon an event of “covered termination” as defined in his change in control agreement.  Any termination of the employment agreement also will terminate Mr. McKernon’s change in control agreement, except a termination of his employment agreement as described in the preceding sentence.

The agreement provides that any incentive-based compensation or award Mr. McKernon receives will be subject to any clawback required pursuant to law, rule, regulation or stock exchange listing requirement or any policy of the Corporation adopted pursuant to any such law, rule, regulation or listing requirement.

The Corporation has entered into “change in control agreements” with the CEO, President, CFO, the President and CEO of the Mortgage Corporation, and the President of C&F Finance because the Board has determined that it is in the best interest of the Corporation and its shareholders to have the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control. The agreement for the CEO provides certain payments and benefits in the event of a termination of his employment by the Corporation without “cause,” or by the CEO for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the second anniversary of the change in control date and includes the period prior to the change in control date in the case of terminations of employment in anticipation of a change in control.  In such event, the CEO would be entitled (i) to receive in a lump sum, two and one-half times the sum of his highest annual base salary during the 24-month period preceding the change in control date and his highest annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the three-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans; and (iii) if the CEO requests within six months after his termination, to have the Corporation acquire his primary residence for its appraised fair market value.

The agreements for the President and the President and CEO of the Mortgage Corporation provide certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by the President or the President and CEO of the Mortgage Corporation for “good reason” within the period of coverage following a change in control. The agreements for the President and the President and CEO of the Mortgage Corporation provide that in the event of a covered termination during the period beginning on the occurrence of a change in control and ending 61 days after the second anniversary of the change in control date, the President and the President and CEO of the Mortgage Corporation would each be entitled (i) to receive in a lump sum, two times his highest annual base salary during the 24-month period preceding the change in control date and (ii) for a period of two years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the two-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans.  In addition, the President would be entitled to two times his highest annual bonus for the three fiscal years preceding the change in control date.

The agreements for the CFO and the President of C&F Finance provide certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by the CFO or the President of C&F Finance for “good reason” within the period of coverage following a change in control. The agreements provide for the payments and benefits described below in the event of a covered termination during the period beginning on the occurrence of a change in control and ending 61 days after the second anniversary of the change in control date and include the period prior to the change in control date in the case of terminations of employment in anticipation of a change in control. In such event, the CFO and the President of C&F Finance would each be entitled (i) to receive in a lump sum, an amount equal to one times the sum of (X) his highest annual base salary during the 24-month period preceding the change in control date and (Y) his highest annual bonus for the three fiscal years preceding the change in control, and (ii) for a period of one year following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the one-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans.

Under these agreements following a change in control, the CEO, President, CFO, President and CEO of the Mortgage Corporation, and President of C&F Finance may voluntarily terminate their employment for “good reason” and become entitled to these payments and benefits under certain circumstances.  These circumstances include, but are not limited to, a material adverse change in position, authority or responsibilities, or a reduction in rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage) or other perquisites as in effect immediately prior to the change in control date, as well as a right to terminate voluntarily during the 60-day periods after the change in control date, the first anniversary of the change in control date and the second anniversary of the change in control date.  If any payments to or benefits under (collectively, “payments”) these change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, President, and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to adjust for the incremental tax costs of such payments.  However, if such payments and gross-up payments do not provide a net after-tax benefit of at least $25,000, as compared to the net after-tax proceeds resulting from an elimination of the gross-up payments and a reduction of the payments such that the receipt of payments would not give rise to any excise tax, then payments and benefits provided under the agreements will be reduced, so that the CEO, President and the President and CEO of the Mortgage Corporation will not be subject to a federal excise tax.  No such gross-up payments are provided under the agreements with the CFO or the President of C&F Finance.

In certain cases, some or all of the payments and benefits provided on termination of employment under these agreements may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”).  Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the agreement.  In the case of benefits that are delayed, the executive would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Corporation at the end of the six-month period.

Except in the case of the President and CEO of the Mortgage Corporation’s employment agreement, the Corporation does not provide for payments upon termination outside of the change in control agreements, but may negotiate individual severance packages with departing executives on a case-by-case basis.  For terminations due to retirement, early retirement, disability and death, vesting of any unvested stock options, restricted stock and retirement benefits occur at the date of termination, except that beginning in 2016 restricted stock awards granted to key employees other than the CEO provide for accelerated vesting on early retirement upon the one-year anniversary of the date of termination and only if the individual has complied with a non-competition agreement.  Assuming termination for any of these reasons had occurred on December 31, 2017, the value of restricted stock vesting would have been $1,107,800, $1,107,800, $158,050, $246,500, and $385,700 for the CEO, President, CFO, President and CEO of Mortgage Corporation, and the President of C&F Finance respectively.  The value of retirement benefits vesting would have been $624,517, $33,107 and $227,340 for the President, CFO, and President of C&F Finance, respectively.  The CEO and the President and CEO of the Mortgage Corporation would not have experienced any additional vesting with respect to retirement benefits because they are fully vested in the plans in which they participate.

The following table shows the potential payments upon termination, including following a change in control of the Corporation, for the named executive officers based on agreements and plans in effect as of December 31, 2017.  The amounts in this table are calculated assuming the change in control or termination event occurred on December 31, 2017 and all executives were paid in a lump sum payment.

Executive Payments and Benefits upon Termination Table

	Severance Compensation		Benefits and Perquisites
		Performance -	Unvested and
		Based	Accelerated		Supplemental
		Incentive	Restricted	Welfare	Retirement	280G Tax
Name and Principal Position	Severance	Compensation	Stock	Benefits	Benefits	Gross-ups[7,8]	Total
Larry G. Dillon Chairman / Chief Executive Officer
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[2] By Corporation without Cause	$807,500	$526,500	$1,107,800	$34,863	-	$1,017,627	$3,494,290
By Executive with Good Reason	$807,500	$526,500	$1,107,800	$34,863	-	$1,017,627	$3,494,290
Retirement[10]	-	-	$1,107,800	-	-	-	$1,107,800
Disability[11]	-	-	$1,107,800	-	-	-	$1,107,800
Death[11]	-	-	$1,107,800	-	-	-	$1,107,800
Thomas F. Cherry President/ Secretary
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[3] By Corporation without Cause	$620,000	$368,000	$1,107,800	$28,715	$624,517	$1,191,521	$3,940,553
By Executive with Good Reason	$620,000	$368,000	$1,107,800	$28,715	$624,517	$1,191,521	$3,940,553
Retirement[9]	-	-	-	-	-	-	-
Disability[11]	-	-	$1,107,800	-	$624,517	-	$1,732,317
Death[11]	-	-	$1,107,800	-	$624,517	-	$1,732,317
Jason E. Long Senior Vice President/Chief Financial Officer
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[4] By Corporation without Cause	$191,500	$32,000	$158,050	$9,131	$33,107	-	$423,788
By Executive with Good Reason	$191,500	$32,000	$158,050	$9,131	$33,107	-	$423,788
Retirement[9]	-	-	-	-	-	-	-
Disability[11]	-	-	$158,050	-	$33,107	-	$191,157
Death[11]	-	-	$158,050	-	$33,107	-	$191,157
Bryan E. McKernon[12] President/Chief Executive Officer of C&F Mortgage
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	$165,000		-	-	-	-	$165,000
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[5] By Corporation without Cause	$440,000	-	$246,500	$22,799	-	-	$709,299
By Executive with Good Reason	$440,000	-	$246,500	$22,799	-	-	$709,299
Retirement[9]	-	-	-	-	-	-	-
Disability[11]	-	-	$246,500	-	-	-	$246,500
Death[11]	-	-	$246,500	-	-	-	$246,500
S. Dustin Crone President of C&F Finance
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[6] By Corporation without Cause	$228,500	$85,000	$385,700	7,151	$227,340	-	$933,691
By Executive with Good Reason	$228,500	$85,000	$385,700	7,151	$227,340	-	$933,691
Retirement[9]	-	-	-	-	-	-	-
Disability[11]	-	-	$385,700	-	$227,340	-	$613,040
Death[11]	-	-	$385,700	-	$227,340	-	$613,040

[1]

There are no payments due for the CEO, President, CFO or President of C&F Finance under separation of service voluntarily by the executive or by the Corporation with or without cause.  The President and CEO of the Mortgage Corporation would receive a severance payment equal to nine months of his base salary if the Corporation elected to terminate his services without cause.

[2]

The severance and performance-based incentive compensation upon change in control for the CEO represents two and one-half times his highest annual base salary during the 24 months preceding the assumed change in control date and two and one-half times his highest annual bonus in the three years preceding the assumed change in control date.  The equity amounts represent the fair market value of 19,100 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $58.00 per share on December 29, 2017, the last business day of 2017.)  The welfare benefits represent the net present value of the benefits costs for three years after the assumed change in control date.  No value has been assigned to the CEO’s right to have his primary residence acquired for its appraised fair market value due to the inability to estimate such an expense.

[3]

The severance and performance-based incentive compensation upon change in control for the President represents two times the highest annual base salary during the 24 months preceding the assumed change in control date and two times the highest annual bonus in the three years preceding the assumed change in control date.  The equity amounts represent the fair market value of 19,100 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $58.00 per share on December 29, 2017, the last business day of 2017.)  The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date.  The retirement benefits represent the supplemental retirement benefit that would vest immediately upon change in control.

[4]

The severance and performance-based incentive compensation upon change in control for the CFO represents one times the highest annual base salary during the 24 months preceding the assumed change in control date and one times the highest annual bonus in the three years preceding the assumed change in control date.  The equity amounts represent the fair market value of 2,725 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $58.00 per share on December 29, 2017, the last business day of 2017.)  The welfare benefits represent the net present value of the benefits cost for one year after the assumed change in control date. The retirement benefits represent the supplemental retirement benefit that would vest immediately upon change in control.

[5]

The severance upon change in control for the President and CEO of the Mortgage Corporation represents two times the highest annual base salary during the 24 months preceding the assumed change in control date.  The equity amount represents the fair market value of 4,250 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $58.00 per share on December 29, 2017, the last business day of 2017.)  The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date.

[6]

The severance and performance-based incentive compensation upon change in control for the President of C&F Finance represents one times the highest annual base salary during the 24 months preceding the assumed change in control date and one times the highest annual bonus in the three years preceding the assumed change in control date.  The equity amounts represent the fair market value of 6,650 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $58.00 per share on December 29, 2017, the last business day of 2017.)  The welfare benefits represent the net present value of the benefits cost for one year after the assumed change in control date. The retirement benefits represent the supplemental retirement benefit that would vest immediately upon change in control.

[7]

If any payments to or benefits under (collectively, “payments”) the change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, President, and President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to cover the excise tax liability and the taxes on the gross-up payment (provided the net after-tax benefit to the executive is at least $25,000 greater than providing no gross-up payment and cutting the payments back to the maximum on which no excise tax would be due).  The amount shown represents the estimated amount of tax gross-up payment for the CEO and President.

[8]

The President and CEO of the Mortgage Corporation would not have been subject to excise taxes on these change in control payments.  The CFO and President of C&F Finance are not entitled to additional amounts to cover any excise tax liability in accordance with the terms of their agreements.

[9]

The President, CFO and President of C&F Finance were not eligible for retirement or early retirement for purposes of the restricted stock accelerated vesting provisions on December 31, 2017.  The President and CEO of the Mortgage Corporation was not eligible for retirement, but was eligible for early retirement for purposes of the restricted stock accelerated vesting provisions on December 31, 2017.  Had the President and CEO of the Mortgage Corporation terminated employment on December 31, 2017 due to early retirement, he would have received accelerated vesting of 4,250 shares of outstanding restricted stock, with 2,500 of those shares vesting immediately and 1,750 of those shares vesting on December 31, 2018 subject to compliance with a non-competition agreement through December 31, 2018.

[10]

Upon retirement at or after age 65, the CEO is entitled to payment of post-retirement medical and dental insurance premiums for the CEO and his spouse for life.  No value is provided for this benefit, because the CEO was not eligible for this benefit as of December 31, 2017.

[11]

Payments for separation of service due to disability or death include accelerated vesting of restricted stock for the CEO, President, CFO, President and CEO of the Mortgage Corporation, and President of C&F Finance.  In addition, the President, CFO, and the President of C&F Finance would be immediately vested in supplemental retirement benefits of $624,517, $33,107, and $229,588, respectively.

[12]

No value is provided for the Mortgage Corporation’s right to purchase a limited non-solicitation commitment from the President and CEO of the Mortgage Corporation in the event of termination of his employment for any reason other than pursuant to a three-year notice, because such purchase is subject to the Mortgage Corporation’s election and the amount of any such purchase would depend on certain elections to be made by the Mortgage Corporation.

Tax and Accounting Implications.  As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Corporation may not deduct non-performance-based compensation of more than $1,000,000 annually that is paid to certain individuals.  The Corporation has established and operated the MIP without regard to deductibility under Section 162(m) of the Code of compensation payable pursuant to it in order to provide the Committee flexibility in adjusting awards when it deems adjustment is warranted.  In addition, the Corporation may choose to pay compensation that will not be deductible under Section 162(m) of the Code in order to ensure competitive levels of total compensation for its executive officers.

Section 162(m) of the Code was amended on December 22, 2017 by the Tax Cuts and Jobs Act. Under the Tax Cuts and Jobs Act, Section 162(m) of the Code will now apply to each employee who serves as the Corporation’s principal executive officer or principal financial officer during the taxable year, each other employee for the Corporation who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Corporation for any preceding taxable year beginning after December 31, 2016. In addition, the exception under Section 162(m) of the Code for performance-based compensation will no longer be available for compensation paid by the Corporation in taxable years beginning after December 31, 2017, except for certain grandfathered performance-based compensation. In 2018, the Compensation Committee will review the Tax Cuts and Jobs Act and its application, if any, on the Corporation’s compensation program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

J. P. Causey Jr., Chairman
Barry R. Chernack
James H. Hudson III

Elizabeth R. Kelley

Summary Compensation Table for 2017

The table below summarizes the total compensation paid or earned by each of the Corporation’s named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015.  Mr. Long became an executive officer during 2016; therefore, no compensation data has been included for him for 2015.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus[2]	Awards[3]	Awards	Compensation[4]	Earnings[5]	Compensation[6]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Larry G. Dillon	2017	$323,000	-	$145,280	-	$195,000	$106,402	$140,350	$910,032
Chairman/Chief Executive	2016	$317,500	-	$152,560	-	$184,000	$98,992	$125,788	$878,840
Officer	2015	$309,000	-	$151,240	-	$174,000	$92,750	$126,692	$853,682
Thomas F. Cherry	2017	$310,000	-	$145,280	-	$195,000	$43,880	$112,196	$806,356
President/	2016	$290,000	-	$152,560	-	$184,000	$40,955	$110,960	$778,475
Secretary[1]	2015	$275,000	-	$151,240	-	$174,000	$38,700	$99,403	$738,343
Jason E. Long	2017	$191,500	-	$35,185	-	$42,000	$5,007	$24,091	$297,783
Senior Vice President/Chief Financial Officer[1]	2016	$185,000	-	$-	-	$32,000	$4,426	$21,976	$243,402
Bryan E. McKernon	2017	$220,000	-	$40,860	-	$413,664	-	$11,561	$686,085
President/Chief Executive	2016	$220,000	-	$32,419	-	$442,581	-	$11,216	$706,216
Officer of C&F Mortgage	2015	$220,000	-	$32,139	-	$172,427	-	$7,170	$431,736
S. Dustin Crone	2017	$228,500	$60,000	$63,560	-	$20,000	-	$61,428	$433,488
President of C&F Finance	2016	$220,000	$55,000	$66,745	-	$25,000	-	$63,224	$429,969
Company	2015	$211,500	-	$66,168	-	$85,000	-	$45,395	$408,063

[1]	Reflects current titles. Prior to March 15, 2016, Mr. Cherry served as President, CFO and Secretary. Effective March 15, 2016, Mr. Long became CFO.

[2]

The amount in this column for the President of C&F Finance for 2017 and 2016 reflect the additional discretionary cash bonus he was awarded for 2017 and 2016 based on the overall industry conditions and achievement of other strategic initiatives accomplished by C&F Finance.

[3]

The amounts in this column reflect the grant date fair value for restricted stock granted during fiscal years ended December 31, 2017, 2016 and 2015, respectively, pursuant to the 2013 Stock and Incentive Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Corporation’s stock on the date of grant.  These amounts do not include the restricted stock granted in January 2018 for 2017 performance.

[4]

The amounts in this column reflect the annual cash awards earned by the CEO, President, CFO, and President of C&F Finance under the MIP, which is discussed in further detail on pages 21 to 24 under the heading “Performance-Based Incentive Compensation.”  The amount earned by the President and CEO of the Mortgage Corporation was earned in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

[5]

The amounts in this column reflect the actuarial increase in the present value of the named executive officers’ accumulated benefits under the Retirement Plan established by the Bank determined using credits based on age and years of service and interest credits consistent with those used in the Corporation’s audited financial statements.  The President and CEO of the Mortgage Corporation and the President of C&F Finance are not participants in the Retirement Plan.  The Corporation does not provide above-market or preferential earnings on nonqualified compensation.

[6]	The amounts in this column for 2017 are detailed in the All Other Compensation Table for 2017 immediately below.

All Other Compensation Table for 2017

						Corporation
	Perquisites		Dividends		Payments/	Contributions	Corporation-
	and Other	Tax Gross-	Paid on	Discounted	Accruals on	to Defined	paid
	Personal	Ups and	Stock	Securities	Termination	Contribution	Insurance
Name	Benefits[1]	Reimbursements	Awards	Purchases	Plans	Plans[2]	Premiums	Other
Larry G. Dillon	$12,599	-	$25,311	-	-	$102,440	-	-
Thomas F. Cherry	$17,725	-	$25,311	-	-	$69,160	-	-
Jason E. Long	-	-	$3,341	-	-	$20,750	-	-
Bryan E. McKernon	-	-	$5,561	-	-	$6,000	-	-
S. Dustin Crone	$11,124	-	$12,029	-	-	$38,275	-	-

[1]

The aggregate value of perquisites did not exceed $10,000 for the CFO or President and CEO of the Mortgage Corporation in 2017. The perquisites in 2017 for the CEO included the use of a Corporation-owned vehicle ($6,299), matching charitable contributions ($2,500), and an executive physical ($3,800).  The perquisites in 2017 for the President included the use of a Corporation-owned vehicle ($8,625), matching charitable contributions ($2,500), and club dues ($6,600).  The perquisites in 2017 for the President of C&F Finance consisted of the use of a Corporation-owned vehicle ($10,124) and matching charitable contributions ($1,000).  The incremental cost to the Corporation of the personal use of a Corporation-owned automobile was determined by calculating the annual cost of the automobile to the Corporation (depreciation, insurance, fuel, maintenance, registration fees and inspection fees) and multiplying that amount by the percentage of the executive’s personal use during the year.

[2]

The amounts in this column include: (i) the Corporation’s accrued contributions for 2017 of $88,940, $55,660, $9,575, and $24,775 to the Nonqualified Plan for the CEO, President, CFO, and President of C&F Finance, respectively, and (ii) the Corporation’s accrued contributions for 2017 of $13,500, $13,500, and $11,175 to the Bank’s Savings Plan for the CEO, President, and CFO respectively.  The accrued contribution to the 401(k) Plan for the President and CEO of the Mortgage Corporation for 2017 was $6,000.  The accrued contribution to the 401(k) and Profit Sharing Plan for the President of C&F Finance for 2017 was $13,500.

The following table summarizes certain information with respect to the cash and restricted stock awards granted to the CEO, President, CFO, and President of C&F Finance during or for the year ended December 31, 2017 under the Corporation’s MIP, and reflects the amounts that could have been paid under each such award under the MIP.  The restricted stock granted to the President and CEO of the Mortgage Corporation is also presented.

Grants of Plan-Based Awards for 2017

								All Other
								Stock
								Awards:	Grant Date
								Number	Fair Value of	Fair Value
								of Shares	Stock and	of Actual
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			of Stock	Option	Awards
		Non-Equity Incentive Plan Awards[1]			Equity Incentive Plan Awards[2]			or Units[3]	Awards[4]	Received[5]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)	($)	($)
Larry G. Dillon
Cash		$72,675	$145,350	$290,700
Equity	2/21/2017				$72,675	$145,350	$290,700	-	$145,350	$142,496
Thomas F. Cherry
Cash		$62,000	$124,000	$248,000
Equity	2/21/2017				$62,000	$124,000	$248,000	-	$124,000	$142,496
Jason E. Long
Cash		-	$38,300	$76,600
Equity	1/16/2018				-	-	-	750	$43,800	$43,800
Bryan E. McKernon[6]
Cash		-	-	-
Equity	1/16/2018				-	-	-	800	$46,720	$46,720
S. Dustin Crone[7]
Cash		-	-	-
Equity	1/16/2018				-	-	-	1,070	$62,488	$62,488

[1]

The amounts shown in the threshold column reflect the minimum cash incentive payment level under the MIP for the CEO and President, which is 50% of the amount shown in the target column.  If threshold goals for the CEO and President are not met, no incentive award will be paid, unless the Compensation Committee determines to award annual incentive compensation in the exercise of its discretion under the MIP.  There is no stated threshold goal for the CFO’s cash incentive payment under the MIP.

The amounts shown in the maximum column are 200% of the target amount. Target percentages for the CEO, President, and CFO are 45%, 40%, and 20% of 2017 base salary, respectively.

[2]

Target percentages for equity incentive compensation under the MIP for the CEO and President are 45% and 40% of 2017 base salary, respectively.  If the target goal is met, the executive will receive an award equal to the target percentage of his base salary, unless the Compensation Committee exercises its discretion to reduce or increase the award.  Once the Compensation Committee determines the award earned, the Compensation Committee grants to the executive a number of restricted shares, rounded to avoid fractional shares, equaling the dollar value of the award based on the closing price of the Corporation’s stock on the date the Committee makes this determination.  The maximum awards possible are 200% of the target awards.  Performance at the 0.70 level of the target goal would result in an award equal to 50% of the target award, while for performance below that level, the Committee could use its discretion to grant an award.

[3]

The stock awards in this column represent the number of shares of restricted stock the Compensation Committee, in its discretion under the MIP, issued to the CFO, President and CEO of the Mortgage Corporation, and President of C&F Finance for 2017.  The restricted stock is subject to a five-year vesting period, subject to accelerated vesting under certain circumstances.

[4]

The amounts in this column with respect to the CEO and President represent the grant date fair value of the equity incentive plan awards granted on February 21, 2017, determined in accordance with FASB ASC Topic 718, based on the probable outcome of the performance conditions under the awards.  The amounts in this column with respect to the CFO, President and CEO of the Mortgage Corporation, and President of C&F Finance represent the grant date fair value of the restricted stock granted on January 16, 2018 for performance during 2017, determined in accordance with FASB ASC Topic 718.  The closing price of the Corporation’s stock was $58.40 on January 16, 2018.

[5]

The amounts in this column with respect to the CEO, President, CFO, President and CEO of the Mortgage Corporation and President of C&F Finance represent the fair market value of the actual equity awards granted on January 16, 2018 for 2017 performance based on the closing stock price on the date of grant.  The closing price of the Corporation’s stock was $58.40 on January 16, 2018. The restricted stock is subject to a five-year vesting period, subject to accelerated vesting under certain circumstances. See note 4 immediately above for further discussion.

[6]

The annual non-equity incentive compensation for the President and CEO of the Mortgage Corporation is governed by the terms of his employment agreement as described on pages 27 and 28 of the “Compensation Discussion and Analysis” and depends on the profitability of the Mortgage Corporation but has no minimum, target or maximum payouts.

[7]

The annual non-equity incentive compensation for the President of C&F Finance under the MIP depends on the ROA and net income of C&F Finance as described on pages 21 and 23 of the “Compensation Discussion and Analysis” but has no minimum, target, or maximum payouts.

The following table includes certain information with respect to all previously-awarded unvested restricted stock awards held by the named executive officers at December 31, 2017.  None of the named executive officers held any unexercised options at December 31, 2017.

Outstanding Equity Awards at Fiscal 2017 Year-End

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive					Number of	Value of
		Number of	Plan Awards:				Market	Unearned	Unearned
	Number of	Securities	Number of			Number of	Value of	Shares,	Shares,
	Securities	Underlying	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Unexercised	Underlying			Units of	Units of	Other	Other
	Unexercised	Options	Unexercised	Option		Stock That	Stock That	Rights	Rights
	Options	(#)	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	Unexer-	Options	Price	Expiration	Vested[1]	Vested[2]	Not Vested	Not Vested
Name	Exercisable	cisable	(#)	($)	Date	(#)	($)	(#)	($)
Larry G. Dillon	-	-	-	-	-	19,100	$1,107,800	-	-
Thomas F. Cherry	-	-	-	-	-	19,100	$1,107,800	-	-
Jason E. Long	-	-	-	-	-	2,725	$158,050	-	-
Bryan E. McKernon	-	-	-	-	-	4,250	$246,500	-	-
S. Dustin Crone	-	-	-	-	-	6,650	$385,700	-	-

[1]

The amounts in this column reflect the number of shares of restricted stock granted in 2013, 2014, 2015, 2016, and 2017 to each named executive officer pursuant to the 2013 Stock and Incentive Plan and the 2004 Incentive Stock Plan.  Shares vest in their entirety on the fifth anniversary of the grant date, subject to accelerated vesting under certain circumstances.  The number of shares presented does not include the restricted stock granted in January 2018 for 2017 performance.

[2]

The amounts in this column represent the fair market value of the restricted stock as of December 31, 2017, based on the closing price on December 29, 2017, the last business day of 2017.  The closing price of the Corporation’s stock was $58.00 on that date.

The following table provides information regarding the value realized by our named executive officers who held restricted stock that vested during 2017.  None of our named executive officers exercised an option award during 2017.

Option Exercises and Stock Vested for 2017

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting[1]
Name	(#)	($)	(#)	($)
Larry G. Dillon	-	-	3,500	$158,900
Thomas F. Cherry	-	-	3,500	$158,900
Jason E. Long	-	-	-	-
Bryan E. McKernon	-	-	750	$34,050
S. Dustin Crone	-	-	2,250	$144,000

[1]	The value realized on vesting is the fair market value of the Corporation’s stock on the date of vesting multiplied by the number of shares that vested.

The following table shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer under the Retirement Plan, which is described in more detail in the “Compensation Discussion and Analysis” on pages 25 and 25.

Pension Benefits for 2017

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit[1]	Fiscal Year
Name	Plan Name	(#)	($)	($)
Larry G. Dillon[2]	Retirement Plan	40	$1,678,029	-
Thomas F. Cherry	Retirement Plan	21	$459,723	-
Jason E. Long	Retirement Plan	3	$13,672	-
Bryan E. McKernon[3]	-	-	-	-
S. Dustin Crone[3]	-	-	-	-

[1]

Assumptions used in the calculation of these amounts are included in Note 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2017 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 8, 2018. This account balance for each participant will grow each year with annual pay credits based on age and years of service and monthly interest credits based for 2017 on the December 2016 average yield for 30-year Treasuries plus 150 basis points, not to exceed the IRS third segment rate.

[2]	As noted earlier, Mr. Dillon is eligible for early retirement under the Retirement Plan.

[3]	Messrs. McKernon and Crone are not participants in the Retirement Plan.

The following table summarizes our named executive officers’ compensation under our Nonqualified Plan described in more detail in the “Compensation Discussion and Analysis” on pages 26 and 26.

Nonqualified Deferred Compensation for 2017

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY1	Last FY2	in Last FY3	Distributions	at Last FYE[4,5]
Name	($)	($)	($)	($)	($)
Larry G. Dillon	-	$87,930	$73,609	-	$1,262,378
Thomas F. Cherry	-	$51,660	$110,966	-	$746,842
Jason E. Long	-	$9,250	$7,214	-	$33,107
Bryan E. McKernon	-	-	$364,288	-	$2,499,123
S. Dustin Crone	-	$24,000	$32,992	-	$229,588

[1]

Pursuant to the Nonqualified Plan, certain executives, including named executive officers, may defer awards earned under the MIP or base salary.  Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year.  An executive may defer all or a portion of his or her annual non-equity incentive compensation and base salary.  No employee deferrals were made in 2017.

[2]

Registrant contributions in 2017 represent amounts earned in 2016 but contributed in 2017 and, therefore, are not included in the Summary Compensation Table and the All Other Compensation Table for 2017 on pages 34 and 35, respectively.

[3]	The investment options available to an executive under the deferral program are identical to the investment options under the Bank’s Savings Plan, except for the Corporation stock fund.

[4]

The aggregate balance includes $624,517, $33,107 and $227,340 for Messrs. Cherry, Long and Crone, respectively, which amounts are not currently vested.  These amounts would vest upon death, disability, retirement or a change in control.

[5]

Of the amounts disclosed in this column, $1,033,588, $423,519, $9,250, $437,899, and $65,650 were previously reported as compensation to Messrs. Dillon, Cherry, Long, McKernon and Crone, respectively, in Summary Compensation Tables in prior year proxy statements.

CEO Pay Ratio.  We determined that the 2017 annual total compensation of the median-compensated employee of all our employees, other than the CEO, as of December 31, 2017 was $55,769; the CEO’s 2017 annual total compensation was $910,032; and the ratio of these amounts was 16:1.

As of December 31, 2017, our total population consisted of 667 employees, all of whom work in the United States. This population consisted of all of our full-time and part-time employees. To identify the median compensated employee, we used a Consistently Applied Compensation Measure defined as gross wages as reported on each employee’s 2017 IRS Form W-2. We further annualized pay for those individuals not employed for a full year in 2017, but who were employed as of December 31, 2017.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As part of implementing the “say-on-pay” requirements of Section 14A of the Exchange Act, the SEC requires an advisory, non-binding shareholder vote to approve the compensation of the named executive officers in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not to endorse the Corporation’s executive pay program.  Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote on the Corporation’s executive compensation as described above in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure of named executive officer compensation and the related material.

The Corporation has in place comprehensive executive compensation plans.  This Proxy Statement fully and fairly discloses all material information regarding the compensation of the Corporation’s named executive officers, so that shareholders can evaluate the Corporation’s approach to compensating its executives.  The Corporation believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Corporation’s long-term success and the enhancement of shareholder value within the Corporation’s risk profile.  The Board of Directors believes the Corporation’s executive compensation achieves these objectives, and, therefore, unanimously recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board of Directors and will not be construed as overruling any decision made by the Board. The Compensation Committee and the Board of Directors will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO PROVIDE ADVISORY, NON-BINDING APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANT

The Audit Committee has appointed YHB as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2018. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2017.  In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accountant for 2019.

The Audit Committee is responsible for approving the compensation paid to YHB as the Corporation’s independent registered public accountant. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent public accounting firm.  The members of the Audit Committee and the Board of Directors believe that continued retention of YHB to serve as the Corporation’s independent auditor is in the best interests of the Corporation and its shareholders.

Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Corporation is currently comprised of five directors, all of whom satisfy all of the following criteria:  (i) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (ii) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (iii) are not affiliated persons of the Corporation or any of its subsidiaries, (iv) have not participated in the preparation of the financial statements of the Corporation or any of its current subsidiaries at any time during the past three years, and (v) are competent to read and understand financial statements.  In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.  The Board has determined that the Chairman of the Audit Committee, Mr. Barry R. Chernack, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act.  Mr. Chernack is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.”  The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Corporation’s Board of Directors to assist the Board in overseeing (1) the quality and integrity of the financial statements of the Corporation, (2) the independent registered public accountant’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent registered public accountant, (4) the Corporation’s compliance with legal and regulatory requirements, (5) the review, approval and ratification of all covered related party transactions and (6) the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.  The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Corporation’s independent registered public accountant and the internal auditors for the Corporation, as well as establishing the terms of such engagements.  The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Corporation, as determined by the Audit Committee, for such services.  The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.  The Audit Committee Charter is posted on the Corporation’s website.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process.  In fulfilling its oversight responsibilities for the financial statements for fiscal year 2017, the Audit Committee:

•	Monitored the preparation of quarterly and annual financial reports by the Corporation’s management;
•

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2017 with management and YHB, the Corporation’s independent registered public accountant;

•	Discussed with management, YHB and the Corporation’s Director of Internal Audit the adequacy of the system of internal controls;
•

Discussed with YHB the matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 1301, Communications with Audit Committees, relating to the conduct of the audit; and

•

Received written disclosures and a letter from YHB as required by the applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the Audit Committee concerning independence.  The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.  In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Corporation’s independent registered public accountant and the Corporation’s Director of Internal Audit, in each case without the presence of the Corporation’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  Also, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Corporation’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Audit Committee

Barry R. Chernack, Chairman Dr. Julie R. Agnew	James T. Napier C. Elis Olsson
J. P. Causey Jr.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by YHB for the audit of the Corporation’s annual financial statements for the years ended December 31, 2017 and 2016, and fees billed for other services rendered by YHB during those periods.  All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2017	2016
Audit fees (1)	$240,700	$233,700
Audit-related fees (2)	51,800	50,300
Tax fees (3)	29,500	28,650
All other fees	--	--
	$322,000	$312,650

(1)

Audit fees consist of audit and review services, consents, review of documents filed with the SEC; the Mortgage Corporation’s and C&F Finance’s standalone audits; and attestation report on internal controls under SEC rules.  For 2017, includes amounts billed through December 31, 2017, and additional amounts estimated to be billed for the 2017 audit.

(2)

Audit-related fees consist of employee benefit plan audits; HUD audit; review of the Bank special purpose standalone financial statements; and consultation concerning financial accounting, reporting standards and other related issues.

(3)	Tax fees consist of preparation of federal and state tax returns; reviews of quarterly estimated tax payments and consultations regarding tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Corporation’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent registered public accountant.  The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountant in order to assure that the provision of such services does not impair the registered public accountant’s independence.  The Audit Committee has delegated interim pre-approval authority to Mr. Barry R. Chernack, Chairman of the Audit Committee.  Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  The CFO will report to the Audit Committee actual fees incurred periodically throughout the year, by category of service.  With respect to each proposed pre-approved service, the independent registered public accountant must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee.  Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee (or the Audit Committee Chairman) by both the independent registered public accountant and the Corporation’s CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.  The Audit Committee conducts an annual review of its pre-approval policy to evaluate the policy’s appropriateness and compliance with applicable law and exchange listing standards.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation plans
	be issued upon exercise	exercise price of	(excluding securities
	of outstanding options	outstanding options	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders (1)	—	$—	344,201	(2)
Equity compensation plans not approved by shareholders	—	—	—
Total	—	$—	344,201

(1)	Consists of the 2013 Stock and Incentive Plan.
(2)	Consists only of securities remaining available for future issuance under the 2013 Stock and Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of greater than 10% of the Corporation’s common stock to file reports concerning their ownership of and transactions in Corporation common stock.  Based on a review of the copies of those reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2017, except for Mr. McKernon, who reported one transaction one day late, and Mr. Crone, who reported one transaction late for the withholding of shares to cover the tax liability due upon vesting of a restricted stock award.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One, Proposal Two and Proposal Three referred to above.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

If any shareholder intends to propose a matter for consideration at the Corporation’s 2019 Annual Meeting (other than director nominations, discussed on pages 4 and 5), notice of the proposal must be received in writing by the Corporation’s Secretary by January 29, 2019.  If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2019 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary, at the Corporation’s principal office in West Point, Virginia, on or before November 15, 2018.

In addition, the proxy solicited by the Board of Directors for the 2019 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by January 29, 2019, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

Thomas F. Cherry
Secretary

West Point, Virginia

March 15, 2018

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2017, will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, 802 Main Street, P.O. Box 391, West Point, Virginia 23181.  Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Corporation’s web site at www.cffc.com.

ANNUAL MEETING OF SHAREHOLDERS OF C&F FINANCIAL CORPORATION April 17, 2018 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, proxy card and 2017 Annual Report to Shareholders are available at http://www.astproxyportal.com/ast/08723/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330300000000001000 2 041718 2. To approve, in an advisory, non-binding vote, the compensation of the 3. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the ending December 31, 2018. changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect three Class I directors as instructed below. NOMINEES: FOR ALL NOMINEESO Larry G. Dillon O James H. Hudson III WITHHOLD AUTHORITYO C. Elis Olsson FOR ALL NOMINEES FOR ALL EXCEPT (See instruction below) INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: FOR AGAINST ABSTAIN Corporation’s named executive officers disclosed in the Proxy Statement. FOR AGAINST ABSTAIN Corporation’s independent registered public accountant for the fiscal year 4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.  Management presently knows of no other business to be presented at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3. Meeting Attendance I plan to attend the Annual Meeting on Tuesday, April 17, 2018 at the location printed on the back of this proxy card. Please check here if you plan to attend the meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of Shareholder Date:

0 C&F FINANCIAL CORPORATION This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally, as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of C&F Financial Corporation standing in the name of the undersigned as of the close of business on March 2, 2018, at the Annual Meeting of Shareholders to be held Tuesday, April 17, 2018 at 3:30 p.m. at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, or any adjournment thereof, on each of the matters listed on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner directed by the shareholder signing on the reverse side of this proxy card. If no direction is made, this proxy will be voted FOR all director nominees in Proposal 1 and FOR Proposals 2 and 3, and on any other matters, to the extent entitled, in the best judgment of the proxy agents. (Continued and to be signed on Reverse Side) 14475 1.1